Exhibit 4.2
Execution Version

MARINER ENERGY, INC,
as Issuer
THE GUARANTORS

FIRST SUPPLEMENTAL INDENTURE
Dated as of June 10, 2009

WELLS FARGO BANK, N.A.,
as Trustee
11 3/4% Senior Notes due 2016

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FIRST SUPPLEMENTAL INDENTURE
     THIS FIRST SUPPLEMENTAL INDENTURE, dated as of June 10, 2009 (this “Supplemental Indenture”), is entered into between MARINER ENERGY, INC., a Delaware corporation (the “Company”), the GUARANTORS (as defined herein) and WELLS FARGO BANK, N.A., a New York State banking association, as trustee (the “Trustee”). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Base Indenture (as defined below).
RECITALS
     WHEREAS, the Company, the Guarantors and the Trustee have entered into that certain Indenture, dated as of June 10, 2009 (the “Base Indenture”), pursuant to which the Company may from time to time issue its senior indebtedness in the form of one or more series of debentures, notes, bonds or other evidences of indebtedness (collectively, the “Securities”).
     WHEREAS, Section 9.1 of the Base Indenture provides that the Company, the Guarantors and the Trustee may, without notice to or consent of the Holders of the Securities, enter into a supplemental Indenture (i) in accordance with clause (8) thereof, to establish the form or terms of Securities of any series as permitted by Section 2.1 of the Base Indenture or (ii) in accordance with clause (7) thereof, to change or eliminate any of the provisions of the Base Indenture in respect of a series of Securities so long as any such change or elimination shall become effective only when there is no Security of any series created prior to the execution of such supplemental indenture that is adversely affected in any material respect by such change in or elimination of such provision; and
     WHEREAS, the Company has duly authorized the issue of a new series of Securities designated as the 11 3/4% Senior Notes due 2016 (as they may be issued from time to time under this Supplemental Indenture, including any Additional Notes issued pursuant to Section 2.1 of the Base Indenture and Section 1.03 of this Supplemental Indenture, the “Notes”), initially in an aggregate principal amount not to exceed $300,000,000 and, in connection therewith, the Company has duly determined to make, execute and deliver this Supplemental Indenture to establish the form and set forth the terms of the Notes in accordance with the Base Indenture and to change and eliminate certain provisions of the Base Indenture in respect of the Notes; and
     WHEREAS, the Company proposes that its obligations under such new series of Securities and under the Indenture to the extent applicable to such new series of Securities be guaranteed by each of the Guarantors in accordance with the provisions of the Indenture (including Article X of the Base Indenture and the provisions of this Supplemental Indenture); and
     WHEREAS, the Company and the Guarantors have determined that this Supplemental Indenture is authorized or permitted by Section 9.1 of the Base Indenture and have delivered to the Trustee an Opinion of Counsel and Officers’ Certificate to the effect that all conditions precedent provided for in the Base Indenture to the execution and delivery of this Supplemental Indenture have been complied with; and
     WHEREAS, the Form of Note, the Trustee’s Certificate of Authentication to be borne by each Note, the Form of Option of Holder to Elect Purchase, the Form of Schedule of Increases or Decreases in Global Note and the Form of Assignment and Transfer to be borne by the Notes are to be substantially in the forms hereinafter provided for; and

     WHEREAS, all things necessary to make the Notes and the Guarantees thereof of the Guarantors, when the Notes have been executed by the Company and authenticated and delivered by the Trustee or a duly authorized authenticating agent, as in the Base Indenture provided, the valid and legally binding obligations of the Company and the Guarantors, respectively, have been done; and
     WHEREAS, all things necessary to make this Supplemental Indenture a valid and legally binding agreement according to its terms, and a valid and legally binding amendment of, and supplement to, the Base Indenture, have been done.
     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows for the benefit of the Trustee and the Holders:
ARTICLE 1
ISSUE AND DESCRIPTION OF NOTES
     Section 1.01 Designation and Amount; Payments; Denomination. The Notes shall be designated as the “11 3/4% Senior Notes due 2016.” The Notes are hereby established as a series of Securities under the Base Indenture. The aggregate principal amount of Notes that may be authenticated and delivered under this Supplemental Indenture is not limited. The aggregate principal amount of Notes initially authorized for authentication and delivery pursuant to this Supplemental Indenture (the “Initial Notes”) is limited to $300,000,000 (except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of other Notes pursuant to Section 1.04(d), Section 3.08, Section 4.07, Section 4.09 and Section 9.05 hereof and Section 2.8, Section 2.9, Section 2.10, Section 2.13, Section 2.16, Section 5.7 and Section 9.5 of the Base Indenture). The Company may, and shall be entitled to, from time to time, without notice to or the consent of the Holders of the Notes and without any further supplement or amendment to the Base Indenture or this Supplemental Indenture, in accordance with and subject to the conditions specified in, Section 1.03 below, increase the principal amount of Notes and issue such increased principal amount (or any portion thereof) of Notes as “Additional Notes” under this Supplemental Indenture.
     Payment of the principal of and interest on the Notes shall be made in Dollars, and the Notes shall be denominated in Dollars and in amounts equal to either $2,000 or an integral multiple of $1,000 in excess thereof.
     If a Holder has given wire transfer instructions to the Company, the Company will, or if the Company is not then the Paying Agent, the Company will cause the Paying Agent to, pay all principal, interest and premium, if any, on that Holder’s Notes in accordance with the instructions; all other payments of the principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Company maintained for such purpose in The City of New York, or at such other office or agency of the Company as may be maintained for such purpose pursuant to Section 2.5 of the Base Indenture; provided, however, that, at the option of the Company, each installment of interest may be paid by check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Note Register. Payments in respect of Notes represented by a Global Note (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC or its nominee.

     Initially, Wells Fargo Bank, N.A. will act as Paying Agent and Registrar with respect to the Notes. The Company may appoint and change any Paying Agent or Registrar without notice.
     The Notes shall be guaranteed by Guarantees of each of the Guarantors as set forth in Article 10 hereof. Article X of the Base Indenture (as amended and supplemented by this Supplemental Indenture, including Article 10 hereof) shall apply to the Notes.
     Provisions of the Base Indenture to the extent related to Additional Amounts (as defined therein) shall not apply to the Notes.
     Section 1.02 Form of Notes. The Notes shall be substantially in the form set forth in Exhibit A hereto, which is incorporated in and made a part of this Supplemental Indenture.
     The Notes shall not bear, and the Note Guarantees thereof by any Guarantor shall be valid and enforceable notwithstanding the absence on the Notes of, any Notation of Guarantee by such Guarantor.
     Any of the Notes may have such letters, numbers or other marks of identification and, in addition to those set forth on Exhibit A and in Section 1.05(b), such notations, legends or endorsements as the officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Supplemental Indenture or the Base Indenture or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, or to conform to usage or to indicate any special limitations or restrictions to which any particular Notes are subject.
     The terms and provisions contained in the form of Note attached as Exhibit A hereto shall constitute, and are hereby expressly made, a part of the Indenture and, to the extent applicable, the Company, the Guarantors and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.
     Section 1.03 Additional Notes.
     (a) With respect to any Additional Notes, there shall be (a) established in or pursuant to a Board Resolution and (b) (i) set forth or determined in the manner provided in an Officers’ Certificate or (ii) established in one or more indentures supplemental to this Supplemental Indenture, prior to the issuance of such Additional Notes:
     (1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Supplemental Indenture;
     (2) the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue and the first interest payment date therefor; and
     (3) if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Securities and, in such case, the respective depositaries for such Global Securities, the form of any legend or legends which shall be borne by such Global Securities in addition to or in lieu of those set forth in Exhibit A hereto and any circumstances in addition to or in lieu of those set forth in Exhibit A in which any such Global Securities may be exchanged in whole or in part for Additional Notes registered, or any transfer of such Global Security in whole or in part may be registered, in the name or names of Persons other than the depositary for such Global Note or a nominee thereof.
     (b) If any of the terms of any Additional Notes are established by action taken pursuant to a Board Resolution, a copy thereof shall be delivered to the Trustee at or prior to the delivery of the Officers’ Certificate or the indenture supplemental to this Supplemental Indenture setting forth the terms of the Additional Notes.
     (c) The Initial Notes and any Additional Notes shall be considered collectively as a single class for all purposes of the Indenture. Holders of the Initial Notes and any Additional Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes or any Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.
     Section 1.04 Execution and Authentication.
     (a) The Initial Notes may forthwith be executed by the Company and, together with a Company Order for authentication and delivery thereof, delivered to the Trustee for authentication and delivery by the Trustee for original issue in accordance with the provisions of Section 2.4 of the Base Indenture.
     (b) At any time and from time to time after the issuance of the Initial Notes, the Trustee shall authenticate and deliver any Additional Notes for original issue in accordance with the provisions of Section 2.4 of the Base Indenture in an aggregate principal amount determined at the time of issuance and specified in a Company Order. Such Company Order shall specify the principal amount of the Additional Notes to be authenticated and the date on which the original issue of such Additional Notes is to be authenticated.
     (c) The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate the Notes. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in the Indenture to authentication by the Trustee includes authentication by the Authenticating Agent.
     (d) In case the Company or any Guarantor, pursuant to Article 5 or Section 10.02, shall be consolidated, amalgamated or merged with or into any other Person, shall convert into another form of entity or continue in another jurisdiction or shall convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person, and the successor Person resulting from such consolidation, amalgamation, conversion or continuation, or surviving such merger, or into which any Company or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article 5, any of the Notes authenticated or delivered prior to such consolidation, amalgamation, merger, conversion, continuation, conveyance, transfer, lease or other disposition may, from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Company Order of the successor Person, shall authenticate and deliver Notes as specified in such order for the purpose of such exchange. If

Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 1.04 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.
     (e) The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 1.01 or this Section 1.04. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.
     Section 1.05 Transfer and Exchange.
     (a) Global Notes. The Initial Notes and, to the extent specified as provided in Section 1.03(a)(2), any Additional Notes shall be issued in the form of a permanent global Note, without interest coupons, substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of the Indenture, deposited with the Trustee, as custodian for DTC or its nominee (the “Securities Custodian”), duly executed by the Company and authenticated by the Trustee as hereinafter provided, including the legend set forth in Section 1.05(b) hereof. The Global Notes may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of any Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as Securities Custodian, as hereinafter provided.
     (b) Legend. The Global Notes shall bear the following legend (the “Global Note Legend”) on the face thereof:
“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.”
     (c) Book-Entry Provisions.
     (1) This Section 1.05(c) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC.

     (2) Each Global Note initially shall (x) be registered in the name of DTC for such Global Note or the nominee of DTC, (y) be delivered to the Trustee as custodian for DTC and (z) bear the legend as set forth in Section 1.05(b).
     (3) Members of, or participants in, DTC (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by DTC or by the Trustee as the custodian of DTC or under such Global Note, and DTC may be treated by the Company, the Guarantors, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall (A) prevent the Company, the Guarantors, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or (B) impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.
     (4) In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to subsection (d) of this Section 1.05(c) to beneficial owners who are required to hold Definitive Notes, the Securities Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and deliver, one or more Definitive Notes of like tenor and amount.
     (5) In connection with the transfer of an entire Global Note to beneficial owners pursuant to subsection (6) of this Section 1.05(c), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.
     (6) The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.
     (d) Definitive Notes. (1) Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. If required to do so pursuant to any applicable law or regulation, beneficial owners may obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures. In addition, Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (a) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global Notes or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and, in either case, a successor depositary is not appointed by the Company within 90 days of such notice, (b) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes or (c) a Default or Event of Default has occurred and is continuing with respect to the Notes.

     (2) In connection with the exchange of a portion of a Definitive Note for a beneficial interest in a Global Note, the Trustee shall cancel such Definitive Note, and the Company shall execute, and the Trustee shall authenticate and deliver, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.
     (e) Obligations with Respect to Transfers and Exchanges of Notes.
     (1) To permit registrations of transfers and exchanges, the Company shall, subject to the other terms and conditions of this Article 1 and Article II of the Base Indenture, execute, and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s or co-registrar’s request.
     (2) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 1.04(d),3.08, 4.07, 4.09 or 9.05).
     (3) The Registrar or co-registrar shall not be required to register the transfer or exchange of (i) any Notes selected for redemption (except in the case of Notes to be redeemed in part, the portion of the Note not to be redeemed) or (ii) any Notes for a period beginning 15 days before a selection of Notes to be redeemed.
     (4) Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent, the Registrar or any co-registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, on and interest on, such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent, the Registrar or any co-registrar shall be affected by notice to the contrary.
     (5) All Notes issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the Notes surrendered upon such transfer or exchange.
     (f) No Obligation of the Trustee.
     (1) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other Note or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The

Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.
     (2) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
ARTICLE 2
DEFINITIONS AND INCORPORATION BY REFERENCE
     All capitalized terms contained in this Supplemental Indenture shall, except as specifically provided for herein and except as the context may otherwise require, have the meanings given to such terms in the Base Indenture. Unless otherwise specified or the context otherwise requires, (i) all references in this Supplemental Indenture to Articles, Sections or Exhibits refer to Articles, or Sections of or Exhibits to this Supplemental Indenture and (ii) the terms “herein,” “hereof,” “hereunder” and any other word of similar import refers to this Supplemental Indenture. In the event of any inconsistency between the Base Indenture and this Supplemental Indenture, this Supplemental Indenture shall govern. The rules of interpretation set forth in the Base Indenture shall be applied hereto as if set forth in full herein. Unless the context otherwise requires, the following terms shall have the following meanings:
     Section 2.01 Definitions
     “Acquired Debt” means, with respect to any specified Person:
(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or becoming a Subsidiary of such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
     “Additional Assets” means:
(1)	any assets used or useful in the Oil and Gas Business, other than Indebtedness or Capital Stock;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or any of its Restricted Subsidiaries; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;
provided, however, that any such Restricted Subsidiary described in clause (2) or (3) is primarily engaged in the Oil and Gas Business.
     “Additional Notes” has the meaning ascribed to it in Section 1.01 of this Supplemental Indenture.
     “Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination:
(1) the sum of:
(a) discounted future net revenue from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or Federal income taxes, as estimated in a reserve report prepared as of the end of the fiscal year ending at least 91 days prior to the date of determination, which reserve report is prepared or audited by independent petroleum engineers as increased by, as of the date of determination, the discounted future net revenue of:
(i)	estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such reserve report, and

(ii)	estimated crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such reserve report which would, in accordance with standard industry practice, result in such determinations, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the discounted future net revenue attributable to:
(iii)	estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report produced or disposed of since the date of such reserve report, and

(iv)	reductions in the estimated oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report since the date of such reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such reserve report which would, in accordance with standard industry practice, result in such determinations, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such reserve report);
provided, however, that, in the case of each of the determinations made pursuant to clauses (i) through (iv), such increases and decreases shall be estimated by the Company’s engineers, except that if as a result of such acquisitions, dispositions, discoveries, extensions or revisions, there is a Material Change, then such increases and decreases in the discounted future net revenue shall be confirmed in writing by an independent petroleum engineer;
(b) the capitalized costs that are attributable to crude oil and natural gas properties of the Company and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest available annual or quarterly financial statements;
(c) the Net Working Capital (excluding, to the extent included in the determination of discounted future net revenues under clause (1)(a) above, any adjustments made pursuant to FAS 143) as of a date no earlier than the date of the Company’s latest available annual or quarterly financial statements; and
(d) the greater of
(i)	the net book value as of a date no earlier than the date of the Company’s latest available annual or quarterly financial statements and

(ii)	the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries as of a date no earlier than the date of the Company’s latest available annual or quarterly financial statements (provided that the Company shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed); minus
(2) the sum of:
(a) Minority Interests;
(b) any net natural gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited financial statements;
(c) to the extent included in clause (1)(a) above, the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices in the Company’s year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;
(d) to the extent included in clause (1)(a) above, the discounted future net revenue calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and
(e) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (i)(a) (utilizing the same prices utilized in the Company’s year-end reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.
If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if the Company were still using the full cost method of accounting.
     “Applicable Premium” means, with respect to any Note on any Redemption Date, an amount equal to the excess of:
(1)	the present value at such Redemption Date of (A) the redemption price of the Note at June 30, 2013 plus (B) all required interest payments due on the Note through June 30, 2013 (excluding accrued but unpaid interest to the Redemption Date) discounted back to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(2)	the then-outstanding principal amount of the Note.
Unless the Company defaults in payment of the Applicable Premium, on and after the applicable Redemption Date, interest will cease to accrue on the Notes to be redeemed.
     “Asset Sale” means:
(1)	the sale, lease, conveyance or other disposition of any assets or rights (including by way of a Production Payment or a sale and leaseback transaction); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company or of the Company and its Restricted Subsidiaries taken as a whole will be governed by Section 4.09 and/or Section 5.01 and not by Section 4.07; and

(2)	the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests held by the Company or its Subsidiaries in any of its Subsidiaries.
     Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:
(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(2)	a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4)	the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)	a Restricted Payment that is permitted by Section 4.04;

(7)	a Permitted Investment, including without limitation, unwinding Hedging Obligations;

(8)	a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

(9)	the sale or transfer (whether or not in the ordinary course of business) of crude oil and natural gas properties or direct or indirect interests in real property; provided, that at the time of such sale or transfer such properties do not have associated with them any proved reserves;

(10)	the farm-out, lease or sublease of developed or undeveloped crude oil or natural gas properties owned or held by the Company or such Restricted Subsidiary in exchange for crude oil and natural gas properties owned or held by another Person;

(11)	any trade or exchange by the Company or any Restricted Subsidiary of oil and gas properties or other properties or assets for oil and gas properties or other properties or assets owned or held by another Person, provided that the Fair Market Value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash) to be received by the Company or such Restricted Subsidiary, and provided further that any net cash received must be applied in accordance with Section 4.07;

(12)	the creation or perfection of a Lien (but not, except to the extent contemplated in clause (13) below, the sale or other disposition of the properties or assets subject to such Lien);

(13)	the creation or perfection of a Permitted Lien and the exercise by any Person in whose favor a Permitted Lien is granted of any of its rights in respect of that Permitted Lien;

(14)	the licensing or sublicensing of intellectual property, including, without limitation, licenses for seismic data, in the ordinary course of business and which do not materially interfere with the business of the Company and its Restricted Subsidiaries; and

(15)	a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind.
     “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.
     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficial Ownership”, “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
     “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
     “Cash Equivalents” means:
(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)	marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(4)	certificates of deposit, demand deposit accounts and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(5)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(7)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.
     “Change of Control” means the occurrence of any of the following:
(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4)	during any period of two consecutive years, Continuing Directors cease to constitute a majority of the Board of Directors of the Company.
     “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline with respect to the Notes.
     “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus without duplication:
(1)	an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale (together with any related provision for taxes and any related non-recurring charges relating to any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity), to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)	depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization, impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5)	non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, and minus

(6)	the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, in each case, on a consolidated basis and determined in accordance with GAAP.
     Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation, depletion and amortization and other non-cash charges and expenses of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the referent Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.
     “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:
(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;
(3)	the cumulative effect of a change in accounting principles will be excluded;

(4)	income resulting from transfers of assets (other than cash) between such Person or any of its Restricted Subsidiaries, on the one hand, and an Unrestricted Subsidiary, on the other hand, will be excluded;

(5)	any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of such Person or its consolidated Restricted Subsidiaries (including pursuant to any sale or leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person will be excluded;

(6)	any asset impairment writedowns on oil and gas properties under GAAP or SEC guidelines will be excluded;

(7)	any unrealized non-cash gains or losses or charges in respect of hedge or non-hedge derivatives (including those resulting from the application of FAS 133) will be excluded;

(8)	to the extent deducted in the calculation of Net Income, any non-cash or nonrecurring charges associated with any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded; and

(9)	items classified as extraordinary or nonrecurring gains and losses (less all fees and expenses related thereto) or expenses (including without limitation, severance, relocation, other restructuring costs and expense arising from the transactions closing contemporaneously with the offering of the Initial Notes), and the related tax effects according to GAAP, shall be excluded.
     “Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of:
(1)	the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

(2)	the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of Preferred Stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such Preferred Stock.
     “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:
(1)	was a member of such Board of Directors on the Issue Date; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
     “Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 2, 2006, by and among the Company and Mariner Energy Resources, Inc., as borrowers, Union Bank of California, N.A., as administrative agent and issuing lender, BNP Paribas, as syndication agent, and the lenders from time to time party thereto, providing for up to $1.0 billion of revolving credit borrowings and letters of credit, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), supplemented or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
     “Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or Debt Issuances with banks, investment banks, insurance companies, mutual funds, other institutional lenders, institutional investors or any of the foregoing providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders, other financiers or to special purpose entities formed to borrow from (or sell such receivables to) such lenders or other financiers against such receivables), letters of credit, bankers’ acceptances, other borrowings or Debt Issuances, in each case, as amended, restated, modified, renewed, extended, refunded, replaced or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time (including through one or more Debt Issuances) and any agreements and related documents governing Indebtedness or Obligations incurred to refinance amounts then outstanding or permitted to be outstanding, whether or not with the original administrative agent, lenders, investment banks, insurance companies, mutual funds, other institutional lenders, institutional investors or any of the foregoing and whether provided under the original agreement, indenture or other documentation relating thereto).
     “Debt Issuances” means, with respect to the Company or any Restricted Subsidiary, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.
     “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default as defined in Section 6.01.
     “Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 1.05(d) hereof, in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend specified in Section 1.05(b).
     “De Minimis Guaranteed Amount” means a principal amount of Indebtedness that does not exceed $5.0 million.
     “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, that only the portion of Capital Stock which so matures or is mandatorily redeemable, or is so redeemable at the option of the holder thereof prior to such date, will be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.04. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Supplemental Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
     “Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.
     “Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.
     “Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement but including the Existing Senior Notes) in existence on the date of this Supplemental Indenture, until such amounts are repaid.
     “Existing Senior Notes” means the Company’s 7 1/2% senior notes due 2013 and its 8% senior notes due 2017.
     “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in this Supplemental Indenture), which determination will be conclusive for all purposes under this Supplemental Indenture.
     “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.
     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:
(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used or useful in the Oil and Gas Business), or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, shall be deemed to have occurred on the first day of the four-quarter reference period and the Consolidated Cash Flow for such reference period will be calculated giving pro forma effect to any expense and cost reductions that have occurred or, in the reasonable judgment of the chief financial officer of the Company, are reasonably expected to occur (regardless of whether those operating improvements or cost savings could then be reflected in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC related thereto);

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).
     “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:
(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (excluding any interest attributable to Dollar-Denominated Production Payments but including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	all dividends, whether paid or accrued and whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company.
     “Foreign Subsidiary” means any Restricted Subsidiary of the Company that was not formed under the laws of the United States or any state of the United States or the District of Columbia.
     “Global Note” means a permanent global note that is in the Form of Note attached hereto as Exhibit A, and that is deposited with the Depositary or its custodian and registered in the name of the Depositary.
     “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to maintain financial statement conditions or otherwise), or entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).
     “Guarantors” means each of:
     (1) Mariner LP LLC, Mariner Energy Resources, Inc., MC Beltway 8 LLC and Mariner Gulf of Mexico LLC; and
     (2) any other Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of this Supplemental Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Supplemental Indenture.
     “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and other arrangements or agreements designed to protect the Person entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred and not for purposes of speculation;

(2)	foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the Person entering into the agreement against fluctuations in currency exchange rates with respect to Indebtedness incurred and not for purposes of speculation;

(3)	any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

(4)	other agreements or arrangements designed to protect such Person against fluctuations in interest rates, commodity prices or currency exchange rates.
     “Holder” or “Holders” means a Person or Persons in whose name a Note is registered in the Note Register.
     “Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.
     “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:
(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)	representing the balance deferred and unpaid of the purchase price of any property due more than nine months after such property is acquired;

(6)	the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)	representing any Hedging Obligations;

(8)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the

Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons; and

(9)	the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (including, with respect to any Production Payment, any warranties or guarantees of production or payment by such Person with respect to such Production Payment, but excluding other contractual obligations of such Person with respect to such Production Payment);
provided that the indebtedness described in clauses (1), (2), (4) and (5) shall be included in this definition of Indebtedness only if, and to the extent that, the indebtedness described in such clauses would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. Subject to clause (9) of the preceding sentence, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.
     The amount of any Indebtedness outstanding as of any date will be:
(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	in the case of any Hedging Obligation, the termination value of the agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such date; and

(3)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.
     The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.
     In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:
(1)	such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2)	such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3)	there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets by such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:
(a)	the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b)	if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Fixed Charges to the extent actually paid by such Person or its Restricted Subsidiaries.
     “Indenture” means the Base Indenture, as supplemented and modified by this Supplemental Indenture, as either may be amended or supplemented from time to time in accordance with the terms hereof, including the provisions of the TIA that are deemed to be a part hereof.
     “Initial Notes” has the meaning ascribed to it in Section 1.01 of this Supplemental Indenture.
     “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding endorsements of negotiable instruments and documents in the ordinary course of business, and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interest of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.04. The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.04. Except as otherwise provided in this Supplemental Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
     “Investment Grade Rating” means a rating equal to or higher than:
(1)	Baa3 (or the equivalent) by Moody’s; or

(2)	BBB- (or the equivalent) by S&P,
or, if either such entity ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any other Rating Agency.
     “Investment Grade Rating Event” means the first day on which the Notes have an Investment Grade Rating from a Rating Agency and no Default has occurred and is then continuing under this Supplemental Indenture.
     “Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition;

(2)	investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(3)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.
     “Issue Date” means June 10, 2009, the date of original issuance of the Notes.
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
     “Material Change” means an increase or decrease (excluding changes that result solely from changes in prices and changes resulting from the incurrence of previously estimated future development costs) of more than 25% during a fiscal quarter in the discounted future net revenues from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (1)(a) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change:
(1)	any acquisitions during the fiscal quarter of oil and gas reserves that have been estimated by independent petroleum engineers and with respect to which a report or reports of such engineers exist; and

(2)	any disposition of properties existing at the beginning of such fiscal quarter that have been disposed of in compliance with Section 4.07.
     “Minority Interest” means the percentage interest represented by any shares of stock of any class of Capital Stock of a Restricted Subsidiary of the Company that are not owned by the Company or a Restricted Subsidiary of the Company.
     “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
     “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:
(1)	any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).
     “Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:
(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Sale;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from such Asset Sale;

(3)	all distributions and other payments required to be made to holders of Minority Interests in Subsidiaries or joint ventures as a result of such Asset Sale; and

(4)	the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, or held in escrow, in either case for adjustment in respect of the sale price or for any liabilities associated with the assets disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.
     “Net Working Capital” means (a) all current assets of the Company and its Restricted Subsidiaries except current assets from commodity price risk management activities arising in the ordinary course of business, less (b) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness and any current liabilities from commodity price risk management activities arising in the ordinary course of business, in each case as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP (excluding any adjustments made pursuant to FAS 133).
     “Non-Recourse Debt” means Indebtedness:
(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries except as contemplated by clause (26) of the definition of Permitted Liens.
     “Note Guarantee” means the Securities Guarantee by each Guarantor of the Company’s Obligations under the Notes and the Indenture (including this Supplemental Indenture) with respect to the Notes, executed pursuant to the provisions of this Supplemental Indenture.
     “Notes” has the meaning ascribed to it in the third recital of this Supplemental Indenture and shall include the Initial Notes and any Additional Notes authenticated and delivered in accordance with Section 1.03.
     “Note Register” means the register of Notes maintained by the Registrar pursuant to Section 2.5 of the Base Indenture.
     “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
     “Oil and Gas Business” means:
(1)	the acquisition, exploration, exploitation, development, production, operation and disposition of interests in oil, gas and other Hydrocarbon properties;

(2)	the gathering, marketing, treating, processing (but not refining), storage, distribution, selling and transporting of any production from such interests or properties;

(3)	any business relating to exploration for or development, production, exploitation, treatment, processing (but not refining), storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith; and

(4)	any activity that is ancillary or complementary to or necessary or appropriate for the activities described in clauses (1) through (3) of this definition.
     “Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of the Company or any of the Company’s Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of:
(1)	a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary; or

(2)	a Person that was merged, consolidated or amalgamated into the Company or a Restricted Subsidiary, provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged, consolidated and amalgamated into the Company or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto,
(a)	the Restricted Subsidiary or the Company, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in Section 4.03(a).

(b)	the Fixed Charge Coverage Ratio for the Restricted Subsidiary or the Company, as applicable, would be greater than the Fixed Charge Coverage Ratio for such Restricted Subsidiary or the Company immediately prior to such transaction, or

(c)	the Consolidated Net Worth of the Restricted Subsidiary or the Company, as applicable, would be greater than the Consolidated Net Worth of such Restricted Subsidiary or the Company immediately prior to such transaction.
     “Permitted Business Investments” means Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business, including through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including without limitation:
(1)	direct or indirect ownership of crude oil, natural gas and other related Hydrocarbon properties or any interest therein or gathering, transportation, processing, storage or related systems; and

(2)	the entry into operating agreements, joint ventures, processing agreements, working interests, royalty interests, mineral leases, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of crude oil and natural gas and related Hydrocarbons and minerals, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited), or other similar or customary agreements, transactions, properties, interests or arrangements and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding, however, Investments in corporations and publicly-traded limited partnerships.
     “Permitted Investment” means:
(1)	any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)	any Investment in Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:
(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;
(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.07;

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)	Investments represented by Hedging Obligations;

(8)	advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(9)	loans or advances to employees in the ordinary course of business or consistent with past practice not to exceed $5.0 million in the aggregate at any one time outstanding;

(10)	receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(11)	surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits and prepaid expenses in the ordinary course of business;

(12)	Guarantees of Indebtedness permitted under Section 4.03;

(13)	guarantees by the Company or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Restricted Subsidiary in the ordinary course of business;

(14)	Investments of a Restricted Subsidiary acquired after the Issue Date or of any entity merged into the Company or merged into or consolidated or amalgamated with a Restricted Subsidiary in accordance with Section 5.01 hereof to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger or consolidation;

(15)	Permitted Business Investments;

(16)	Investments received as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(17)	Investments in any units of any oil and gas royalty trust; and

(18)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding not to exceed the greater of (a) 1.00% of Adjusted Consolidated Net Tangible Assets or (b) $10.0 million.
     “Permitted Liens” means, with respect to any Person:
(1)	Liens securing Indebtedness incurred under the Credit Facilities pursuant to Section 4.03;

(2)	Liens in favor of the Company or the Guarantors;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated or amalgamated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or amalgamation and do not extend to any assets other than those of the Person merged into or consolidated or amalgamated with the Company or the Subsidiary and do not extend to any assets other than those of the Person merged into or consolidated or amalgamated with the Company or the Subsidiary;

(4)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5)	Liens existing on the Issue Date;

(6)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(7)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(8)	leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

(9)	landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or the like Liens arising by contract or statute in the ordinary course of business and with respect to amounts which are not yet delinquent or are being contested in good faith by appropriate proceedings;

(10)	pledges or deposits made in the ordinary course of business (A) in connection with leases, tenders, bids, statutory obligations, surety or appeal bonds, government contracts, performance bonds and similar obligations, or (B) in connection with workers’ compensation, unemployment insurance and other social security legislation;

(11)	Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

(12)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(13)	any attachment or judgment Lien that does not constitute an Event of Default;

(14)	Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(15)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Supplemental Indenture; provided, however, that:
(a)	the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;
(16)	Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations with respect to, or the repair, improvement or construction cost of, assets or property acquired or repaired, improved or constructed in the ordinary course of business; provided that:
(a)	the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under this Supplemental Indenture and does not exceed the cost of the assets or property so acquired or repaired, improved or constructed plus fees and expenses in connection therewith; and

(b)	such Liens are created within 180 days of repair, improvement, construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any of its Restricted Subsidiaries other than such assets or property and assets affixed or appurtenant thereto (including improvements);

(17)	Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with a depositary institution; provided that:
(a)	such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b)	such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depositary institution;
(18)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(19)	Liens in respect of Production Payments and Reserve Sales;

(20)	Liens on pipelines and pipeline facilities that arise by operation of law;

(21)	farmout, carried working interest, joint operating, unitization, royalty, sales and similar agreements relating to the exploration or development of, or production from, oil and gas properties entered into in the ordinary course of business;

(22)	Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(23)	Liens arising under this Supplemental Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under this Supplemental Indenture, provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of the Indebtedness;

(24)	Liens securing Hedging Obligations of the Company and its Restricted Subsidiaries;

(25)	Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Company or any of its Restricted Subsidiary to the extent securing Non-Recourse Debt of such Unrestricted Subsidiary or joint venture;

(26)	Liens upon specific items of inventory, receivables or other goods or proceeds of the Company or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by Section 4.03; and

(27)	Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to Obligations that do not exceed the greater of (a) $10.0 million at any one time outstanding and (b) 1.00% of the Adjusted Consolidated Net

Tangible Assets determined as of the date of the incurrence of such Obligations after giving pro forma effect to such incurrence and the application of proceeds therefrom.
     “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:
(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(3)	if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged; provided, however, that a Restricted Subsidiary that is also a Guarantor may Guarantee Permitted Refinancing Indebtedness incurred by the Company, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.
     Notwithstanding the foregoing, any Indebtedness incurred under Credit Facilities pursuant to Section 4.03 shall be subject to the refinancing provisions of the definition of “Credit Facilities” and not pursuant to the requirements set forth in this definition of Permitted Refinancing Indebtedness.
     “Preferred Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.
     “Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.
     “Production Payments and Reserve Sales” means the grant or transfer by the Company or a Restricted Subsidiary of the Company to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists and other providers of technical services to the Company or a Subsidiary of the Company.
     “Prospectus” means the prospectus, dated June 2, 2009, as supplemented by the prospectus supplement, dated June 4, 2009, prepared in connection with the issuance of the Initial Notes.
     “Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a Board Resolution) which shall be substituted for S&P or Moody’s, or both, as the case may be.
     “Rating Decline” means the occurrence of:
(1)	a decrease of one or more gradations (including gradations within Rating Categories as well as between Rating Categories) in the rating of the Notes by either Rating Agency; or

(2)	a withdrawal of the rating of the Notes by either Rating Agency;
provided, however, that such decrease or withdrawal occurs on, or within 90 days before or after the earlier of (a) a Change of Control, (b) the date of public notice of the occurrence of a Change of Control or (c) public notice of the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for downgrade by either Rating Agency).
     “Redemption Date” when used with respect to any Note to be redeemed, in whole or in part, means the date fixed for such redemption by or pursuant to this Supplemental Indenture.
     “Reference Date” means April 24, 2006.
     “Restricted Investment” means an Investment other than a Permitted Investment.
     “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
     “sale and leaseback transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
     “Senior Debt” means:
(1)	all Indebtedness of the Company or any of its Restricted Subsidiaries outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2)	any other Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Supplemental Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any Note Guarantee; and

(3)	all Obligations with respect to the items listed in the preceding clauses (1) and (2).
Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:
(a)	any intercompany Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Affiliates; or

(b)	any Indebtedness that is incurred in violation of this Supplemental Indenture.
For the avoidance of doubt, “Senior Debt” will not include any trade payables or taxes owed or owing by the Company or any Restricted Subsidiary.
     “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Supplemental Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
     “Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement or any Indebtedness of a Guarantor (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the Note Guarantee pursuant to a written agreement, as the case may be.
     “Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to June 30, 2013; provided, however, that if the period from the Redemption Date to June 30, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
     “Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:
(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by Section 4.08, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, other than pursuant to a Note Guarantee.
     “Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.
     “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.
     Section 2.02 Other Definitions.

Term Section	Defined in:
“Affiliate Transaction”	Section 4.08
“Agent Members”	Section 1.05(c)
“Asset Sale Offer”	Section 4.07(d)
“Asset Sale Offer Amount”	Section 4.07(e)
“Asset Sale Offer Period”	Section 4.07(e)
“Asset Sale Payment Date”	Section 4.07(e)
“Authenticating Agent”	Section 1.04(c)
“Base Indenture”	Recitals
“Change of Control Offer”	Section 4.09
“Change of Control Payment”	Section 4.09
“Change of Control Purchase Date”	Section 4.09
“Change of Control Payment Date”	Section 4.09
“Corporate Trust Office”	Section 4.12
“Covenant Defeasance”	Section 8.03
“Event of Default”	Section 6.01
“Excess Proceeds”	Section 4.07(c)
“Funding Guarantor”	Section 10.04
“General Partner”	Section 2.01 (definition of “Indebtedness”)
“Global Note Legend”	Section 1.05(b)
“incur”	Section 4.03(a)
“Joint Venture”	Section 2.01 (definition of “Indebtedness”)

Term Section	Defined in:
“Legal Defeasance”	Section 8.02
“Legal Holiday”	Section 11.08
“Payment Default”	Section 6.01(5)
“Permitted Debt”	Section 4.03(b)
“Restricted Payments”	Section 4.04(a)(4)
“Securities	Recitals
“Securities Custodian”	Section 1.05(a)
“Successor Company”	Section 5.01(1)
ARTICLE 3
REDEMPTION OF THE NOTES
     Article V of the Base Indenture shall not apply to the Notes except as, and to the extent, described in this Article 3.
     Section 3.01 Optional Redemption. Except as described below or in Section 4.09, the Notes will not be redeemable by the Company’s option prior to June 30, 2013.
     (a) On or after June 30, 2013, the Company may redeem all or any part of the Notes, upon not less than 30 days’ nor more than 60 days’ prior notice, except that a redemption notice may be made more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed to, but not including, the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), if redeemed during the twelve month period beginning on June 30 of the years indicated below:

Year	Percentage
2013	105.875%
2014	102.938%
2015 and thereafter	100.000%
     (b) At any time prior to June 30, 2013 the Company may also redeem, in whole or in part, the Notes at a redemption price equal to 100% of the principal amount of Notes to be redeemed, plus the Applicable Premium as of, and accrued and unpaid interest to, but not including, the Redemption Date, subject to the rights of the holders on the relevant record date to receive interest due on the relevant Interest Payment Date.
     (c) The notice of redemption with respect to the foregoing redemption need not set forth the Applicable Premium but only the manner of calculation thereof. The Company will notify the Trustee of the Applicable Premium with respect to any redemption promptly after the calculation, and the Trustee shall not be responsible for such calculation.

     (d) At any time prior to June 30, 2012, the Company may, at its option, on any one or more occasions, redeem up to 35% of the aggregate principal amount of Notes (including any Additional Notes) issued after the Issue Date at a redemption price of 111.750% of the principal amount, plus accrued and unpaid interest to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), with all or a portion of the net proceeds of one or more Equity Offerings, provided that:
     (1) at least 65% of the aggregate principal amount of Notes issued hereunder remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and
     (2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.
     Section 3.02 Applicability of Article. Redemption of Notes at the election of the Company or otherwise, as permitted or required by any provision of this Supplemental Indenture, shall be made in accordance with such provision and this Article 3.
     Section 3.03 Election to Redeem; Notice to Trustee. The election of the Company to redeem any Notes pursuant to Section 3.01 or Section 4.09 shall be evidenced by a Board Resolution. In case of any redemption at the election of the Company, the Company shall, upon not later than the earlier of the date that is 45 days prior to the Redemption Date fixed by the Company or the date on which notice is given to the Holders (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of such Redemption Date and of the principal amount of Notes to be redeemed and shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to Section 3.04.
     Section 3.04 Selection by Trustee of Notes to Be Redeemed. If fewer than all of the Notes are to be redeemed at any time, the Trustee will, subject to applicable law, select Notes for redemption as follows:
     (1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or
     (2) if the Notes are not listed on any national securities exchange, on a pro rata basis.
     Section 3.05 Notice of Redemption. Notice of redemption shall be given in the manner provided for in Section 11.02 not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if such notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture with respect to the Notes. Notice of any redemption including, without limitation, upon an Equity Offering may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering. The Trustee shall give notice of redemption in the Company’s name and at the Company’s expense; provided, however, that the Company shall deliver to the Trustee, at least 45 days prior to the Redemption Date (unless a shorter notice shall be satisfactory to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice at the Company’s expense and setting forth the information to be stated in such notice as provided in the following items.
     All notices of redemption shall state:
     (1) the Redemption Date;
     (2) the redemption price (subject to the provisions of Section 3.01(c) above) and the amount of accrued interest to the Redemption Date payable as provided in Section 3.07;
     (3) if less than all outstanding Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;
     (4) in case any Note is to be redeemed in part only, the notice which relates to such Note shall state that on and after the Redemption Date, upon surrender of such Note, the Holder will receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed;
     (5) that on the Redemption Date the redemption price (and accrued interest, if any, to the Redemption Date payable as provided in Section 3.07) will become due and payable upon each such Note, or the portion thereof, to be redeemed, and, unless the Company defaults in making the redemption payment, that interest on Notes (or the portions thereof) called for redemption will cease to accrue on and after said date;
     (6) the place or places where such Notes are to be surrendered for payment of the Redemption Price and accrued interest, if any;
     (7) the name and address of the Paying Agent;
     (8) that Notes called for redemption (other than a Global Note) must be surrendered to the Paying Agent to collect the redemption price;
     (9) the CUSIP, ISIN or Common Code number, and that no representation is made as to the accuracy or correctness of the CUSIP, ISIN or Common Code number, if any, listed in such notice or printed on the Notes; and
     (10) the section of this Supplemental Indenture and the paragraph of the Notes pursuant to which the Notes are to be redeemed.
     Any redemption and notice thereof pursuant to this Supplemental Indenture may, in the Company’s discretion, be subject to the satisfaction of one or more conditions.
     Section 3.06 Deposit of Redemption Price. Not later than 11:00 a.m. New York time on the Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.6 of the Base Indenture) an amount of money sufficient to pay the redemption price of, and accrued interest on, all the Notes which are to be redeemed on that date.

     Section 3.07 Notes Payable on Redemption Date. Notice of redemption having been given as aforesaid, unless the notice of redemption is subject to one or more conditions precedent which have not been satisfied, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the redemption price therein specified (together with accrued and unpaid interest to the Redemption Date), and from and after such date (unless the Company shall default in the payment of the redemption price and accrued interest) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the redemption price, together with accrued and unpaid interest to the Redemption Date (subject to the rights of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Redemption Date).
     If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes.
     Section 3.08 Notes Redeemed in Part. Any Note which is to be redeemed only in part (pursuant to the provisions of this Article 3) shall be surrendered at the office or agency of the Company maintained for such purpose pursuant to Section 4.12 (with, if the Company or the Trustee so require, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of such Note at the expense of the Company, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered, provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. No Notes of $2,000 or less may be redeemed in part.
ARTICLE 4
COVENANTS
     Article III of the Base Indenture shall not apply to the Notes except as, and to the extent, described in this Article 4.
     Section 4.01 Payment of Notes. The Company shall promptly pay the principal of, premium, if any, on, and interest on, the Notes on the dates and in the manner provided in the Notes and in the Indenture (including this Supplemental Indenture). Principal, premium, if any, and interest, shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with the Indenture (including this Supplemental Indenture) immediately available funds sufficient to pay all principal, premium and interest then due and the Trustee or Paying Agent, as the case may be, is not prohibited from paying money to the Holders on that date pursuant to the terms of the Indenture (including this Supplemental Indenture).
     The Company shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.
     Notwithstanding anything to the contrary contained in this Supplemental Indenture, the Company may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

     Section 4.02 Reports. Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will file with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing, in which case the Company will furnish to the Holders of Notes or cause the Trustee to furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulation)
     (a) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and
     (b) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.
     All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants.
     If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.
     If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent material, the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.
     In addition, the Company and the Guarantors agree that, for so long as any Notes remain outstanding, if at any time they are not required to file the reports required by the preceding paragraphs with the SEC, they will furnish to the holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
     Section 4.03 Incurrence of Indebtedness and Issuance of Preferred Stock.
     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and the Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued, as the case may be, would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.
     (b) The provisions of Section 4.03(a) hereof shall not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):
     (1) the incurrence by the Company and any Restricted Subsidiary of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (a) $600.0 million and (b) an amount equal to the sum of (A) $300.0 million plus (B) 10% of Adjusted Consolidated Net Tangible Assets determined as of the date of the incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of the proceeds therefrom;
     (2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;
     (3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of this Supplemental Indenture;
     (4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $50.0 million at any time outstanding;
     (5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Supplemental Indenture to be incurred under Section 4.03(a) or clauses (2), (3), (4) or (11) of this Section 4.03(b) or this clause (5);
     (6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:
     (i) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

     (ii) (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (b) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);
     (7) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of Preferred Stock; provided, however, that:
     (i) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and
     (ii) any sale or other transfer of any such Preferred Stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,
will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (7);
     (8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;
     (9) the incurrence by the Company or any of its Restricted Subsidiaries of obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;
     (10) the Guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes (in the case of the Company) or a Note Guarantee (in the case of a Guarantor), then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;
     (11) Permitted Acquisition Indebtedness;
     (12) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;
     (13) Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company and its Restricted Subsidiaries;
     (14) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;
     (15) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including Guarantees and obligations of the Company or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case, other than an obligation for money borrowed);
     (16) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from Guarantees of Indebtedness of joint ventures at any time outstanding not to exceed the greater of $10.0 million and 1.00% of the Adjusted Consolidated Net Tangible Assets determined as of the date of the incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of proceeds therefrom; and
     (17) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed the greater of $50.0 million and 2.50% of the Adjusted Consolidated Net Tangible Assets determined as of the date of the incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of proceeds therefrom.
     The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.
     For purposes of determining compliance with this Section 4.03, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) of Section 4.03(b) above, or is entitled to be incurred pursuant to Section 4.03(a) above, the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant.
     The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.03, provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of Section 4.03, the maximum amount of Indebtedness that the

Company or any Restricted Subsidiary may incur pursuant to this Section 4.03 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
     Section 4.04 Restricted Payments.
     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
     (1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any such payment or distribution made in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);
     (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, any such purchase, redemption, acquisition or retirement made in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent or other Affiliate of the Company that is not a Restricted Subsidiary of the Company;
     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, prior to the Stated Maturity thereof, any Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding (a) any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries or (b) the purchase, repurchase or other acquisition of Indebtedness that is subordinated to the Notes or the Note Guarantees purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or
     (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
     (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
     (2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a) above; and
     (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Reference

Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8) and (10) of Section 4.04(b) below), is equal to or less than the sum, without duplication, of:
     (a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Reference Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus
     (b) 100% of the aggregate net cash proceeds received, and the Fair Market Value of property received from a non-Affiliate used or useful in an Oil and Gas Business, by the Company since the Reference Date as a contribution to its common capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by the Company or any of its Restricted Subsidiaries unless such loans have been repaid with cash on or prior to the date of determination); plus
     (c) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person since the Reference Date resulting from:
     (i) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to a purchaser other than the Company or a Subsidiary of the Company, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary of the Company; or
     (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (c) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (c) to the extent it is already included in Consolidated Net Income; plus
     (d) 50% of any dividends received by the Company or a Restricted Subsidiary of the Company that is a Guarantor after the Reference Date from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.

     (b) So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:
     (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Supplemental Indenture;
     (2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock and other than Equity Interests issued or sold to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by the Company or any of its Restricted Subsidiaries unless such loans have been repaid with cash on or prior to the date of determination) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from the second clause (3)(b) of Section 4.04(a);
     (3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;
     (4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;
     (5) the defeasance, repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any of the Company’s (or any of its Restricted Subsidiaries’) current or former directors or employees pursuant to any director or employee equity subscription agreement, stock option agreement or restricted stock agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $3.0 million in any twelve-month period (with unused amounts in any twelve-month period being permitted to be carried over into succeeding twelve-month periods); provided, further, that the amounts in any twelve-month period may be increased by an amount not to exceed (A) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of the Company’s Equity Interests (other than Disqualified Stock) to any such directors or employees that occurs after the Reference Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement or other acquisition or retirement will not increase the amount available for Restricted Payments under the second clause (3) of Section 4.04(a) and to the extent such proceeds have not otherwise been applied to the payment of Restricted Payments) plus (B) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Reference Date;
     (6) the defeasance, repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any of the Company’s (or any of its Restricted Subsidiaries’) current or former directors or employees in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy the Company’s or such Restricted Subsidiary’s tax withholding obligation with respect to such exercise or vesting;
     (7) any payments made in connection with the consummation of the transaction closing contemporaneously with the closing of this offering on substantially the terms described in the Prospectus;
     (8) so long as no Default has occurred and is continuing or would be caused thereby, repurchases of Indebtedness that is subordinated to the Notes or a Note Guarantee at a purchase price not greater than (i) 101% of the principal amount of such subordinated Indebtedness and accrued and unpaid interest thereon in the event of a Change of Control Triggering Event or (ii) 100% of the principal amount of such subordinated Indebtedness and accrued and unpaid interest thereon in the event of an Asset Sale, in each case plus accrued interest, in connection with any change of control offer or asset sale offer required by the terms of such Indebtedness, but only if:
     (i) in the case of a Change of Control Triggering Event, the Company has first complied with and fully satisfied its obligations under Section 4.09; or
     (ii) in the case of an Asset Sale, the Company has complied with and fully satisfied its obligations under Section 4.07;
     (9) the repurchase, redemption or other acquisition for value of Capital Stock of the Company representing fractional shares of such Capital Stock in connection with a merger, consolidation, amalgamation or other combination involving the Company or any other transaction permitted by this Supplemental Indenture;
     (10) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;
     (11) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the Reference Date in accordance with the Fixed Charge Coverage Ratio test under Section 4.03(a); and
     (12) other Restricted Payments in an aggregate amount not to exceed $25.0 million since the Reference Date.
     (c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Company, whose resolution with respect thereto will be delivered to the Trustee. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (12) above or is entitled to be made pursuant to the first paragraph of this covenant, the

Company shall, in its sole discretion, classify such Restricted Payment, or later classify, reclassify or re-divide all or a portion of such Restricted Payment, in any manner that complies with this covenant.
     Section 4.05 Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or permit to exist any Lien (other than Permitted Liens) upon any of its property or assets (whether now owned or hereafter acquired), securing any Subordinated Obligations or Indebtedness, unless:
     (a) in the case of any Lien securing Subordinated Obligations of the Company or a Guarantor, the Notes or Note Guarantee, as applicable, are secured by a Lien on such property or assets on a senior basis to the Subordinated Obligations so secured until such time as such Subordinated Obligations are no longer so secured by that Lien; and
     (b) in the case of any other Lien (other than a Permitted Lien) securing Indebtedness, the Notes or Note Guarantees, as applicable, are secured by a Lien on such property or assets on an equal and ratable basis with the Senior Debt so secured until such time as such Senior Debt is no longer so secured by that Lien.
     Section 4.06 Dividend and Other Payment Restrictions Affecting Subsidiaries.
     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
     (1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;
     (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or
     (3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.
     (b) However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:
     (1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, increases, refundings, replacements or refinancings of those agreements, provided that the amendments, restatements, modifications, renewals, supplements, increases, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;
     (2) this Supplemental Indenture, the Notes and the Note Guarantees;
     (3) applicable law, rule, regulation, order, approval, permit or similar restriction;

     (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Supplemental Indenture to be incurred;
     (5) customary non-assignment provisions in contracts, leases and licenses (including, without limitation, licenses of intellectual property) entered into in the ordinary course of business;
     (6) purchase money obligations for property (including Capital Stock) acquired in the ordinary course of business, Capital Lease Obligations and mortgage financings that impose restrictions on the property purchased or leased of the nature described in clause (3) of Section 4.06(a) above;
     (7) any agreement for the sale or other disposition of assets, including, without limitation, an agreement for the sale or other disposition of the Capital Stock or assets of a Restricted Subsidiary, that restricts distributions by the applicable Restricted Subsidiary pending the sale or other disposition;
     (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
     (9) Liens permitted to be incurred under the provisions of Section 4.05 that limit the right of the debtor to dispose of the assets subject to such Liens;
     (10) provisions limiting the disposition or distribution of assets or property in, or transfer of Capital Stock of, joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into (a) in the ordinary course of business, consistent with past practice or (b) with the approval of the Company’s Board of Directors, which limitations are applicable only to the assets, property or Capital Stock that are the subject of such agreements;
     (11) other Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred pursuant to an agreement entered into subsequent to the Issue Date in accordance with Section 4.03; provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness are not materially less favorable to the Company taken as a whole, as determined by the Board of Directors of the Company in good faith, than the provisions contained in the Credit Agreement and in this Supplemental Indenture as in effect on the Issue Date;
     (12) the issuance of Preferred Stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such Preferred Stock is permitted pursuant Section 4.03 and the terms of such Preferred Stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock);
     (13) supermajority voting requirements existing under corporate charters, bylaws, stockholders agreements and similar documents and agreements;
     (14) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;
     (15) encumbrances or restrictions contained in Hedging Obligations permitted from time to time under this Supplemental Indenture; and
     (16) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.
     Section 4.07 Asset Sales.
     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
     (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and
     (2) (i) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or (ii) the Fair Market Value of all forms of consideration other than cash received for all Asset Sales since the Issue Date does not exceed in the aggregate 10% of the Adjusted Consolidated Net Tangible Assets of the Company at the time each determination is made. For purposes of this provision, each of the following will be deemed to be cash:
     (a) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and
     (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days after the date of the Asset Sale, to the extent of the cash received in that conversion;
     (c) any stock or assets of the kind referred to in clauses (2) or (4) of Section 4.07(b) below; and
     (d) accounts receivable of a business retained by the Company or any Restricted Subsidiary, as the case may be, following the sale of such business,

provided that such accounts receivable are not (1) past due more than 90 days and (2) do not have a payment date greater than 120 days from the date of the invoice creating such accounts receivable.
     (b) Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option to any combination of the following:
     (1) to repay Senior Debt;
     (2) to invest in Additional Assets;
     (3) to make capital expenditures in respect of the Company’s or its Restricted Subsidiaries’ Oil and Gas Business; or
     (4) enter into a bona fide binding contract with a Person other than an Affiliate of the Company to apply the Net Proceeds pursuant to clauses (2) or (3) above, provided that such binding contract shall be treated as a permitted application of the Net Proceeds from the date of such contract until the earlier of the date on which such acquisition or expenditure is consummated, and the 180th day following the expiration of the aforementioned 360-day period.
     (c) Pending the final application of any Net Proceeds, the Company or any such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Supplemental Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding Section 4.07(b) will constitute “Excess Proceeds.”
     (d) On the 361st day after the Asset Sale (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $20.0 million, the Company will make an offer (an “Asset Sale Offer”) to all Holders of Notes, and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Supplemental Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If the Asset Sale Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Supplemental Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

     (e) The Asset Sale Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Sale Offer Period”). No later than five Business Days after the termination of the Asset Sale Offer Period (the “Asset Sale Payment Date”), the Company will purchase the principal amount of Notes and other pari passu Indebtedness required to be purchased pursuant to this covenant (the “Asset Sale Offer Amount”) or, if less than the Asset Sale Offer Amount has been so validly tendered, all Notes and other pari passu Indebtedness validly tendered in response to the Asset Sale Offer. On or before the Asset Sale Payment Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of Notes and other pari passu Indebtedness or portions thereof so validly tendered and not properly withdrawn pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been validly tendered and not properly withdrawn, all Notes and other pari passu Indebtedness so validly tendered and not properly withdrawn. The Company will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant; and, in addition, the Company will make such deliveries of all certificates and notes as are required by the agreements governing the other pari passu Indebtedness. The Company or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after the termination of the Asset Sale Offer Period) mail or deliver to each tendering Holder of Notes, an amount equal to the purchase price of the Notes so validly tendered and not properly withdrawn by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Officers’ Certificate from the Company, will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. In addition, the Company will take any and all other actions required by the agreements governing the other pari passu Indebtedness. Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Asset Sale Payment Date.
     (f) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions hereunder by virtue of such compliance.
     (g) The Trustee shall be under no obligation to ascertain the occurrence of an Asset Sale, or to determine or calculate Excess Proceeds, the Asset Sale Offer Period, the Asset Sale Payment Date or the Asset Sale Offer Amount, or give any notice with respect thereto. The Trustee may conclusively assume, in the absence of written notice to the contrary from the Company or a Holder or Holders of Notes, that no Asset Sale has occurred.
     Section 4.08 Transactions with Affiliates.
     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

     (1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and
     (2) the Company delivers to the Trustee:
     (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and
     (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
     (b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.08(a) above:
     (1) any employment agreement or arrangement, stock option or stock ownership plan, employee benefit plan, officer or director indemnification agreement, restricted stock agreement, severance agreement or other compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments, awards, grants or issuances of securities pursuant thereto, including, without limitation, pursuant to the Company’s Third Amended and Restated Stock Incentive Plan;
     (2) transactions between or among the Company and/or its Restricted Subsidiaries;
     (3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;
     (4) reasonable fees and expenses and compensation paid to, and indemnity or insurance provided on behalf of, officers, directors or employees of the Company or any Restricted Subsidiaries as determined in good faith by the Board of Directors;
     (5) any issuance of Equity Interests (other than Disqualified Stock) of the Company to, or receipt of a capital contribution from, Affiliates (or a Person that becomes an Affiliate) of the Company;
     (6) Restricted Payments that do not violate the provisions of Section 4.04;
     (7) transactions between the Company or any Restricted Subsidiaries and any Person, a director of which is also a director of the Company or any direct or indirect parent company of the Company and such director is the sole cause for such Person to be deemed an Affiliate of the Company or any Restricted Subsidiaries; provided, however, that such director abstains from voting as director of the Company or such direct or indirect parent company, as the case may be, on any matter involving such other Person;
     (8) loans or advances to employees in the ordinary course of business or consistent with past practice not to exceed $5.0 million in the aggregate at any one time outstanding;
     (9) advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;
     (10) any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, deliver to the trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of Section 4.08(a);
     (11) the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any written agreement to which the Company or any of its Restricted Subsidiaries is a party on the Issue Date and which is described in the Prospectus, as these agreements may be amended, modified or supplemented from time to time; provided, however, that any future amendment, modification or supplement entered into after the Issue Date will be permitted to the extent that its terms do not materially and adversely affect the rights of any holders of the Notes (as determined in good faith by the Board of Directors of the Company) as compared to the terms of the agreements in effect on the Issue Date; and
     (12) (a) guarantees of performance by the Company and its Restricted Subsidiaries of the Company’s Unrestricted Subsidiaries in the ordinary course of business, except for Guarantees of Indebtedness in respect of borrowed money, and (b) pledges of Equity Interests of the Company’s Unrestricted Subsidiaries for the benefit of lenders of the Company’s Unrestricted Subsidiaries.
     Section 4.09 Change of Control Triggering Event. If a Change of Control Triggering Event occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes repurchased plus accrued and unpaid interest on the Notes repurchased to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the Change of Control Payment Date (defined below)). Within 30 days following any Change of Control Triggering Event, the Company will mail a notice (the “Change of Control Offer”) to each registered Holder with a copy to the Trustee describing the transaction or transactions that constitute the Change of Control Triggering Event and stating:
     (1) that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest to the date of purchase (the “Change of Control Payment Date”) (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date that is on or prior to the Change of Control Payment Date) (the “Change of Control Payment”);
     (2) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Purchase Date”); and
     (3) the procedures determined by the Company, consistent with this Supplemental Indenture, that a Holder must follow in order to have its Notes purchased.
     On the Change of Control Payment Date, the Company will, to the extent lawful:
     (1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
     (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
     (3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.
     On the Change of Control Payment Date, the Paying Agent will mail to each Holder of Notes properly tendered the Change of Control Payment for such Note (or, if all the Notes are then in global form, make such payment through the facilities of DTC), and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date unless the Company defaults in making the Change of Control Payment. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.
     If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender pursuant to the Change of Control Offer.
     The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Supplemental Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given under this Supplemental Indenture pursuant to the optional redemption provisions in paragraph 5 of the Notes.
     A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon the occurrence of such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control Triggering Event at the time of making the Change of Control Offer. Notes repurchased by the Company pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and cancelled, at the Company’s option. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.
     The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act, including Rule 14e-1, and any other securities laws or regulations to in connection with the repurchase of Notes pursuant to this Section 4.09. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Supplemental Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture (including this Supplemental Indenture) by virtue of such compliance.
     The Trustee shall be under no obligation to ascertain the occurrence of a Change of Control Triggering Event or to give notice with respect thereto. The Trustee may conclusively assume, in the absence of written notice to the contrary from the Company, or a Holder or Holders of Notes, that no Change of Control Triggering Event has occurred.
     In the event that Holders of not less than 90% of the aggregate principal amount of the Notes accept a Change of Control Offer and the Company purchases all of the Notes held by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to a Change of Control Offer, to redeem all of the Notes that remain outstanding following such purchase at a purchase price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes that remain outstanding, to the Redemption Date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).
     Section 4.10 Future Note Guarantees. If, after the Issue Date, any Domestic Subsidiary that is not already a Guarantor Guarantees any other Indebtedness of the Company or a Guarantor in excess of the De Minimis Guaranteed Amount, then in such case such Domestic Subsidiary will become a Guarantor with respect to the Notes by executing a supplemental indenture substantially in the form of Exhibit C hereto and delivering it to the Trustee within 180 days of the date on which it Guaranteed such Indebtedness of the Company or a Guarantor, as the case may be.
     Section 4.11 Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.04(a) or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.
     Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.04. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an

Unrestricted Subsidiary for purposes of this Supplemental Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under Section 4.03 the Company will be in default of such covenant.
     The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above in Section 4.03, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.
     Section 4.12 Maintenance of Office or Agency. The Company will maintain in the United States of America an office or agency where the Notes may be presented or surrendered for payment, where, if applicable, the Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and this Supplemental Indenture may be served. The principal corporate trust office of the Trustee (the “Corporate Trust Office”), shall be such office or agency of the Company, unless the Company shall designate and maintain some other office or agency for one or more of such purposes. The Company will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.
     The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the United States of America for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.
     Section 4.13 Corporate Existence. Subject to Article 5 and Section 10.02, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and that of each Restricted Subsidiary and the corporate rights (charter and statutory) licenses and franchises of the Company and each Restricted Subsidiary; provided, however, that the Company shall not be required to preserve any such existence (except the Company), right, license or franchise if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and each of its Restricted Subsidiaries, taken as a whole, and that the loss thereof would not have a material adverse effect on the ability of the Company to perform its obligations under the Notes or this Supplemental Indenture, provided further that the Company and the Guarantors may merge in accordance with Section 5.01 and Section 10.02.
     Section 4.14 Payment of Taxes and Other Claims. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges levied or imposed upon the Company or any Restricted Subsidiary or upon the income, profits or property of the Company or any Restricted Subsidiary and

(ii) all lawful claims for labor, materials and supplies, which, if unpaid, might by law become a material liability or lien upon the property of the Company or any Restricted Subsidiary, except for any Lien permitted to be incurred pursuant to subsections (6) and (9) of the definition of “Permitted Liens”; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of the Company), are being maintained in accordance with GAAP or where the failure to pay or discharge the same would not have a material adverse effect on the ability of the Company to perform its obligations under the Notes or this Supplemental Indenture.
     Section 4.15 Compliance Certificate. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default or Event of Default and whether or not the signers know of any Default or Event of Default that occurred during such period. If they do, the certificate shall describe the Default or Event of Default, its status and what action the Company is taking or proposes to take with respect thereto. The Company also shall comply with TIA § 314(a)(4).
     Section 4.16 Further Instruments and Acts. Upon the reasonable request of the Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Supplemental Indenture.
     Section 4.17 Statement by Officers as to Default. The Company shall deliver to the Trustee, as soon as possible and in any event within 5 Business Days after the Company becomes aware of the occurrence of any Event of Default or Default an Officers’ Certificate setting forth the details of such Event of Default or Default and the action which the Company is taking or proposes to take in respect thereof.
     Section 4.18 Payments for Consent. Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Beneficial Owner or Holder of any Notes for or as an inducement to any consent to any waiver, supplement or amendment of any terms or provisions of this Supplemental Indenture or the Notes, unless such consideration is offered to be paid or agreed to be paid to all Beneficial Owners and Holders of the Notes which so consent in the time frame set forth in solicitation documents relating to such consent.
     Section 4.19 Effectiveness of Covenants and Other Provisions Upon an Investment Grade Rating Event. Upon and after the occurrence of an Investment Grade Rating Event, the Company and its Subsidiaries, as the case may be, shall cease to be subject to Section 4.03, Section 4.04, Section 4.06, Section 4.07, Section 4.08, Section 4.09, Section 4.11, Section 4.12 (other than with respect to the corporate existence of the Company) and Section 4.14 hereof and clause (4) of Section 5.01 hereof and such provisions of this Supplemental Indenture shall no longer have any effect. Such provisions of this Supplemental Indenture shall not be reinstituted following the occurrence of an Investment Grade Rating Event even if the rating assigned the Notes by a Rating Agency falls below an Investment Grade Rating.

ARTICLE 5
SUCCESSOR COMPANY
     Article IV of the Base Indenture shall not apply to the Notes except as, and to the extent, described in this Article 5.
     Section 5.01 Merger, Consolidation or Sale of Assets. The Company will not, directly or indirectly: (1) consolidate, amalgamate or merge with or into another Person (whether or not the Company is the surviving corporation), convert into another form of entity or continue in another jurisdiction; or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, unless:
     (1) either: (a) the Company is the surviving corporation; or (b) the Person (the “Successor Company”) formed by or surviving any such consolidation, amalgamation or merger or resulting from such conversion (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;
     (2) the Person formed by or surviving any such conversion, consolidation, amalgamation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes, the Base Indenture with respect to the Notes and this Supplemental Indenture pursuant to a supplemental indenture and other agreements reasonably satisfactory to the Trustee; provided that, unless such Person is a corporation, a corporate co-issuer of the Notes will be added to this Supplemental Indenture by agreements reasonably satisfactory to the Trustee;
     (3) immediately after such transaction no Default or Event of Default exists; and
     (4) the Company or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made:
     (i) would have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction;
     (ii) would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a); or
     (iii) would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, have a Fixed Charge Coverage Ratio that is not less than the Fixed Charged Coverage Ratio of the Company and its Restricted Subsidiaries immediately prior to such transaction.
     For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the assets of the Company.
     The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture (including this Supplemental Indenture) with respect to the Notes, but, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of, premium, if any, on and interest on, the Notes.
     Notwithstanding the preceding clause (4) of this Section 5.01, (x) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company, (y) the Company may merge into a Restricted Subsidiary for the purpose of reincorporating the Company in another jurisdiction and (z) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to another Restricted Subsidiary.
ARTICLE 6
DEFAULTS AND REMEDIES
     Article VI of the Base Indenture shall not apply to the Notes, except as, and to the extent, described in this Article 6.
     Section 6.01 Events of Default. Each of the following is an “Event of Default”:
     (1) default in any payment of interest on any Note under the Indenture (including this Supplemental Indenture) when due, continued for 30 days;
     (2) default in the payment when due (at Stated Maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the Notes;
     (3) failure by the Company to comply with the provisions of Section 4.07, Section 4.09 or Section 5.01 hereof;
     (4) failure by the Company for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in this Supplemental Indenture or the Base Indenture with respect to the Notes;
     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; provided that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of ten Business Days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;
     (6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $20.0 million, (net of any amount with respect to which a reputable and solvent insurance company has acknowledged liability in writing) which judgments are not paid, discharged, stayed or fully bonded (including a stay pending appeal) for a period of 60 days (or, if later, the date when payment is due pursuant to such judgment);
     (7) (a) except as permitted by this Supplemental Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or (b) any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee (except pursuant to the release or termination of such Note Guarantee in accordance with this Supplemental Indenture); and
     (8) (a) the Company or any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest available consolidated financial statements of the Company), would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:
(i)	commences a voluntary case or proceeding;

(ii)	consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding;

(iii)	consents to the appointment of a Custodian of it or for any substantial part of its property;

(iv)	makes a general assignment for the benefit of its creditors; or

(v)	consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it;
or takes any comparable action under any foreign laws relating to insolvency; or

     (b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(i)	is for relief against the Company or any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest available consolidated financial statements of the Company), would constitute a Significant Subsidiary in an involuntary case;

(ii)	appoints a Custodian of the Company or any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest available consolidated financial statements of the Company), would constitute a Significant Subsidiary or for any substantial part of its Property; or

(iii)	orders the winding up or liquidation of the Company or any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest available consolidated financial statements of the Company), would constitute a Significant Subsidiary;
or any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 days.
     Section 6.02 Acceleration. If any Event of Default (other than those of the type described in clause (8) of Section 6.01) occurs and is continuing, the Trustee may, and at the direction of the Holders of at least 25% in aggregate principal amount of outstanding Notes shall, declare the principal of all the Notes, together with all accrued and unpaid interest and premium, if any, to be due and payable immediately by notice in writing to the Company and the Trustee specifying the respective Event of Default and that such notice is a notice of acceleration, and the same shall become immediately due and payable.
     In the case of an Event of Default specified in (8) of Section 6.01 hereof, all outstanding Notes shall become due and payable immediately without further action or notice by the Trustee or the Holders. Holders may not enforce the Indenture (including this Supplemental Indenture) or the Notes except as provided in this Supplemental Indenture.
     At any time after a declaration of acceleration with respect to the Notes, the Holders of a majority in principal amount of the Notes then outstanding (by notice to the Trustee) may, on behalf of the Holders of all the Notes, rescind and cancel such declaration and its consequences if:
     (1) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction;
     (2) all existing Defaults and Events of Default have been cured or waived except nonpayment of principal of or interest on the Notes that has become due solely by reason of such declaration of acceleration;
     (3) to the extent the payment of such interest is lawful, interest (at the same rate specified in the Notes) on overdue installments of interest and overdue payments of principal which has become due otherwise than by such declaration of acceleration has been paid;

     (4) the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances; and
     (5) in the event of the cure or waiver of an Event of Default of the type described in clause (8) of Section 6.01, the Trustee has received an Officers’ Certificate and Opinion of Counsel that such Event of Default has been cured or waived.
     Notwithstanding the foregoing, if an Event of Default specified in Section 6.01(5) shall have occurred and be continuing, such Event of Default and any consequential acceleration shall be automatically rescinded if (i) the Indebtedness that is the subject of the Event of Default has been repaid, or (ii) if the default relating to such Indebtedness is waived or cured and if such Indebtedness has been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness.
     Section 6.03 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of (or premium, if any) or interest on the Notes or to enforce the performance of any provision of the Notes or the Indenture (including this Supplemental Indenture) with respect to the Notes.
     The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.
     Section 6.04 Waiver of Past Defaults. The Holders of a majority in principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all the Notes, (a) waive, by their consent (including, without limitation consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default or Event of Default and its consequences or compliance with any provisions except (i) a Default or Event of Default in the payment of the principal of, or premium, if any, or interest on a Note or (ii) a Default or Event of Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder affected and (b) rescind any such acceleration with respect to the Notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.
     Section 6.05 Control by Majority. The Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to the Notes or of exercising any trust or power conferred on the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture (including this Supplemental Indenture) with respect to the Notes or, subject to Sections 7.1 and 7.2 of the Base Indenture, that the Trustee determines is unduly prejudicial to the rights of the other Holders or would involve the Trustee in personal liability. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     Section 6.06 Limitation on Suits. Subject to Section 6.07, a Holder may not pursue any remedy with respect to the Indenture (including this Supplemental Indenture) with respect to the Notes or the Notes unless:
     (1) such Holder has previously given to the Trustee written notice stating that an Event of Default is continuing;
     (2) Holders of at least 25% in aggregate principal amount of the outstanding Notes have requested in writing that the Trustee pursue the remedy;
     (3) such Holders have offered to the Trustee reasonable security or indemnity against any loss, liability or expense;
     (4) the Trustee has not complied with such request within 60 days after receipt of the request and the offer of security or indemnity; and
     (5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.
     A Holder may not use the Indenture (including this Supplemental Indenture) to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.
     Section 6.07 Rights of Holders to Receive Payment. Notwithstanding any other provision of the Indenture (including this Supplemental Indenture) (including Section 6.06 hereof), the right of any Holder to receive payment of principal of, premium (if any) or interest when due on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
     Section 6.08 Collection Suit by Trustee. If an Event of Default specified in clauses (1) or (2) of Section 6.01 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.7 of the Base Indenture.
     Section 6.09 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.7 of the Base Indenture. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 of the Base Indenture hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
     Section 6.10 Priorities. If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:
     FIRST: to the Trustee for amounts due under Section 7.7 of the Base Indenture;
     SECOND: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and
     THIRD: to the Company or the Guarantors or to such other party as a court of competent jurisdiction may direct.
     The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Company shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.
     Section 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under the Indenture (including this Supplemental Indenture) or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Company, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.
     Section 6.12 Waiver of Stay, Extension and Usury Laws. Each of the Company and the Guarantors covenant (to the extent permitted by applicable law) that it will not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law wherever enacted, now or at any time hereafter in force, which would prohibit or forgive the Company or any Guarantor from paying all of any portion of the principal of (premium, if any, on) or interest on the Notes as contemplated herein, or which may affect the covenants or the performance of the Indenture; and (to the extent that it may lawfully do so) each of the Company and the Guarantors hereby expressly waive all benefit or advantage of any such law, and covenants that they will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 7
SATISFACTION AND DISCHARGE
     Article XI of the Base Indenture shall not apply to the Notes except as, and to the extent, described in this Article 7.
     Section 7.01 Satisfaction and Discharge. The Indenture (including this Supplemental Indenture) will be discharged and will cease to be of further effect as to all Notes issued hereunder (except as to surviving rights of registration of transfer or exchange of the Notes and as otherwise specified hereunder or under Section 2.9 of the Base Indenture), when:
     (1) either:
     (a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or
     (b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, noncallable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;
     (2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;
     (3) the Company or any Guarantor has paid or caused to be paid all sums payable by it hereunder;
     (4) the Company has delivered irrevocable instructions to the Trustee hereunder to apply the deposited money toward the payment of the Notes at fixed maturity or the Redemption Date, as the case may be; and
     (5) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, which state that all conditions precedent under the Indenture (including this Supplemental Indenture) with respect to the Notes relating to the satisfaction and discharge of the Indenture (including this Supplemental Indenture) with respect to the Notes have been satisfied.

ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
     Article VIII of the Base Indenture shall not apply to the Notes except as, and to the extent, described in this Article 8.
     Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance. The Company may, at its option and at any time, elect to have either Section 8.02 or Section 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth in this Article 8.
     Section 8.02 Legal Defeasance and Discharge. Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its Obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”) and each Guarantor shall be released and relieved from all of its Obligations under its Note Guarantee. For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections or Articles of the Indenture (including this Supplemental Indenture) referred to in clauses (a) through (e) below, and to have satisfied all its other obligations under the Notes and the Indenture (including this Supplemental Indenture) with respect to the Notes (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive, solely from the trust fund described in Section 8.04 and Section 8.05 hereof, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (b) the Company’s Obligations with respect to such Notes under Article 1 and Section 4.01 and Section 4.14 hereof and Article II of the Base Indenture, (c) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture (including this Supplemental Indenture) and the Company’s and the Guarantors’ obligations in connection therewith, (d) the optional redemption provisions of this Supplemental Indenture, and (e) this Article 8. If the Company exercises under Section 8.01 hereof the option applicable to this Section 8.02, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, payment of the Notes may not be accelerated because of an Event of Default. Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.
     Section 8.03 Covenant Defeasance Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations under the covenants contained in Section 4.02 through Section 4.11, Section 4.13 (other than with respect to the Company’s corporate existence), and Section 4.14 hereof, and the operation of clause (4) of Section 5.01 hereof, with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”) and each Guarantor shall be released from all of its obligations under its Note Guarantee and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of the Indenture (including this Supplemental Indenture) with respect to the Notes and such Notes shall be unaffected thereby. If the Company exercises under Section 8.01 hereof the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, payment of the Notes may not be accelerated because of an Event of Default specified in clauses (3) (with respect to the covenant contained in clause (4) of Section 5.01 hereof), (4) (with respect to Section 4.02 through Section 4.11, Section 4.13 (other than with respect to the Company’s corporate existence), and Section 4.14 hereof), (5), (6) and (8) of such Section 6.01 (but in the case of clause (8) of Section 6.01 hereof, with respect to Significant Subsidiaries only).
     Section 8.04 Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.02 or Section 8.03 hereof to the outstanding Notes. In order to exercise Legal Defeasance or Covenant Defeasance:
     (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars, and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest, and premium, if any, on the outstanding Notes on the stated date for payment or on the applicable Redemption Date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular Redemption Date
     (2) in the case of Legal Defeasance, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that: (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and shall be subject to federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
     (3) in the case of Covenant Defeasance, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that Holders of the outstanding Notes shall not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and shall be subject to federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
     (4) no Default or Event of Default has occurred and be continuing with respect to the Notes on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any Indebtedness incurred under clause (1) of Permitted Debt;
     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture (including this Supplemental Indenture)) with respect to the Notes to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;
     (6) the Company must deliver to the Trustee an Officers’ Certificate stating that such deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and
     (7) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
     Section 8.05 Deposited Cash and Government Securities to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06 hereof, all cash and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee), collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and the Indenture (including this Supplemental Indenture) with respect to the Notes, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, interest, but such cash and securities need not be segregated from other funds except to the extent required by law.
     The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
     Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any cash or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the Trustee (which may be the certification delivered under clause (1) of Section 8.04 hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
     Section 8.06 Repayment to Company. Any cash or non-callable Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, on, or interest on, any Note and remaining unclaimed for one year after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request (unless an abandoned property law designates another Person) or (if then held by the Company) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying

Agent with respect to such cash and securities, and all liability of the Company as Trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such cash and securities remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining shall be repaid to the Company.
     Section 8.07 Reinstatement. If the Trustee or Paying Agent is unable to apply any cash or non-callable Government Securities in accordance with Section 8.02, Section 8.03 or Section 8.05 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under the Indenture (including this Supplemental Indenture) with respect to the Notes and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.04 hereof until such time as the Trustee or Paying Agent is permitted to apply all such cash and securities in accordance with Section 8.02, Section 8.03 or Section 8.05 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, on, or interest on, any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the cash and securities held by the Trustee or Paying Agent.
ARTICLE 9
AMENDMENTS
     Article IX of the Base Indenture shall not apply to the Notes except as, and to the extent, described in this Article 9.
     Section 9.01 Without Consent of Holders. Notwithstanding the first two paragraphs of Section 9.02, the Company, the Guarantors and the Trustee may amend or supplement the Indenture (including this Supplemental Indenture), the Notes or the Note Guarantees without notice to or consent of any Holder:
     (1) to cure any ambiguity, defect or inconsistency;
     (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;
     (3) to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s properties or assets, as applicable;
     (4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any Holder;
     (5) to comply with requirements of the SEC in order to maintain the qualification of the Indenture under the Trust Indenture Act;

     (6) to conform the text of this Supplemental Indenture, the Note Guarantees or the Notes to any provision of the “Description of Senior Notes” contained in the Prospectus relating to the Notes;
     (7) to provide for the issuance of Additional Notes in accordance with the limitations set forth in Section 1.03 of this Supplemental Indenture and Section 2.1 of the Base Indenture as of the Issue Date;
     (8) to allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Note Guarantee with respect to the Notes or release Note Guarantees pursuant to the terms of the Indenture (including this Supplemental Indenture);
     (9) to secure the Notes; or
     (10) to evidence and provide for the acceptance under the Indenture of a successor trustee with respect to the Notes.
     A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Securities other than the Notes, or which modifies the rights of the Holders of Securities such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the Holders of any Notes.
     After an amendment under the Indenture becomes effective, the Company is required to mail to the Holders a notice briefly describing such amendment. However, the failure to give such notice to all the Holders, or any defect therein, will not impair or affect the validity of the amendment or supplemental indenture under this Section 9.01.
     Section 9.02 With Consent of Holders. Except as provided in the following paragraph and in the first paragraph of Section 9.01, the Company, the Guarantors and the Trustee may amend or supplement the Indenture (including this Supplemental Indenture), the Notes or the Note Guarantees without notice to any Holder but with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture (including this Supplemental Indenture) or the Notes or the Note Guarantees may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).
     However, without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):
     (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
     (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption or repurchase of the Notes (other than provisions relating to the covenants contained in Section 4.07 and Section 4.09);

     (3) reduce the rate of or change the time for payment of interest, including default interest on any Note;
     (4) waive a Default or Event of Default in the payment of principal of, or interest or premium on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);
     (5) make any Note payable in currency other than that stated in the Notes;
     (6) make any change in the provisions of the Indenture (including this Supplemental Indenture) relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes (other than as permitted in clause (7) below);
     (7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants under Section 4.07 and Section 4.09);
     (8) allow any Guarantor to execute a supplemental indenture to the Indenture with respect to the Notes and/or a Note Guarantee with respect to the Notes or release any Guarantor from any of its obligations under its Note Guarantee or the Indenture (including this Supplemental Indenture) with respect to the Notes, except in accordance with the terms of the Indenture (including this Supplemental Indenture); or
     (9) make any change in the preceding amendment, supplement and waiver provisions.
     It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance of the proposed amendment.
     A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Securities, or which modifies the rights of the Holders of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the Holders of any other series.
     A consent to any amendment or waiver under the Indenture by any Holder of the Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. After an amendment under this Section becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment, supplemental indenture or waiver under this Section 9.02.
     Section 9.03 Compliance with Trust Indenture Act. Every amendment or supplement to the Indenture (including this Supplemental Indenture) with respect to the Notes or the Notes shall comply with the TIA as then in effect.
     Section 9.04 Revocation and Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Note shall be in writing and bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Holder.
     For purposes of the Indenture (including this Supplemental Indenture), the written consent of the Holder of a Global Note shall be deemed to include any consent delivered by an Agent Member by electronic means in accordance with the Automated Tender Offer Procedures system or other customary procedures of, and pursuant to authorization by, DTC.
     The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to the Indenture. The Trustee may, but shall not be obligated to, fix a record date for the purpose of determining the Holders of Securities of any series entitled to join in the giving, making or taking of (i) any notice permit to Section 6.01(4) or otherwise of any Default, (ii) any declaration of acceleration pursuant to Section 6.02, (iii) any request to institute proceedings pursuant to Section 6.06(2), or (iv) any direction referred to in Section 6.05, in each case with respect to such series. If a record date is so fixed, then notwithstanding the second preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall become valid or effective more than 180 days after such record date
     Section 9.05 Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.
     Section 9.06 Trustee To Sign Amendments. The Trustee shall sign any amendment authorized pursuant to this Article 9 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Sections 7.1 and 7.2 of the Base Indenture) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by the Indenture (including this Supplemental Indenture).
ARTICLE 10
NOTE GUARANTEES
     Article X of the Base Indenture shall not apply to the Notes except as, and to the extent, described in this Article 10.
     Section 10.01 Note Guarantees. Each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other monetary Obligations of the Company under the Indenture (including this Supplemental Indenture) with respect to the Notes. Each Guarantor further agrees (to the extent permitted by law) that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article 10 notwithstanding any extension or renewal of any Obligation.
     Each Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Obligations. The obligations of each Guarantor hereunder shall not be affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under the Indenture (including this Supplemental Indenture), the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of the Indenture (including this Supplemental Indenture), the Notes or any other agreement; (d) the release of any Note held by any Holder or the Trustee for the Obligations of any of them; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Company; or (g) the issuance of any Additional Notes or any Securities of any series (other than the Notes) under the Indenture.
     Each Guarantor further agrees that its Note Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any Note held for payment of the Obligations.
     Except as expressly set forth in Article 8 and Section 10.02, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of the Trustee or any Holder to assert any claim or demand or to enforce any remedy under the Indenture (including this Supplemental Indenture), the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.
     Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any of the Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.
     In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any of the Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders an amount equal to the sum of (i) the unpaid amount of such Obligations then due and owing and (ii) accrued and unpaid interest on such Obligations then due and owing (but only to the extent not prohibited by law) and except as provided in Section 10.02.
     Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Obligations Guaranteed hereby may be accelerated as provided in this Supplemental Indenture for the purposes of its Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations Guaranteed hereby and (y) in the event of any such declaration of acceleration of such Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Note Guarantee.
     Each Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Section 10.01.
     Section 10.02 Limitation on Liability; Termination, Release and Discharge.
     (a) The obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, but not limited to, Senior Debt of a Guarantor) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture (including this Supplemental Indenture), result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.
     (b) Subject to Article 5 and Section 4.07, a Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate or amalgamate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:
     (1) immediately after giving effect to such transaction, no Default or Event of Default exists; and
     (2) either:
     (a) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company or another Guarantor) unconditionally assumes, pursuant to a supplemental indenture substantially in the form specified in the Indenture, all the obligations of such Guarantor under such indenture, under the Notes, its Note Guarantee and the applicable registration rights agreement on terms set forth therein; or
     (b) the Net Proceeds of such sale or other disposition are applied in accordance with the Section 4.07 hereof.
     (c) The Note Guarantee of a Guarantor will be deemed released and the Guarantor will be relieved of its obligations under the Indenture (including this Supplemental Indenture) with respect to the Notes and its Note Guarantee without any further action required on the part of the Company or such Guarantor:
     (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger. amalgamation or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition complies with Section 4.07 hereof;
     (2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition complies with Section 4.07 hereof;
     (3) if such Guarantor is a Restricted Subsidiary and the Company designates such Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of this Supplemental Indenture;
     (4) upon Legal Defeasance or Covenant Defeasance as provided in Article 8 or upon satisfaction and discharge of the Indenture (including this Supplemental Indenture) with respect to the Notes as provided in Article 7;
     (5) upon the liquidation or dissolution of such Guarantor provided no Default or Event of Default has occurred or is continuing;
     (6) at any time after the occurrence of an Investment Grade Rating Event, at such time as such Guarantor does not have outstanding or guarantee Indebtedness (other than Indebtedness or guarantees under the Notes) in excess of $5.0 million in aggregate principal amount; or
     (7) upon such Guarantor consolidating or amalgamating with, merging into or transferring all of its properties or assets to the Company or another Guarantor, and as a result of, or in connection with, such transaction such Guarantor dissolving or otherwise ceasing to exist.
     Section 10.03 Limitation of Guarantors’ Liability. Each Guarantor, and by its acceptance hereof each Holder, hereby confirms that it is the intention of all such parties that the Guarantee by such Guarantor pursuant to its Note Guarantee not constitute a fraudulent transfer or conveyance for purposes of the Federal Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law. To effectuate the foregoing intention, the Holders and each Guarantor hereby irrevocably agree that the obligations of such Guarantor under its Note Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities (including, but not limited to, Senior Debt of a Guarantor) of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to Section 10.04 hereof, result in the obligations of such Guarantor under its Note Guarantee not constituting such a fraudulent conveyance or fraudulent transfer. This Section 10.03 is for the benefit of the creditors of each Guarantor.

     Section 10.04 Contribution. In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree that in the event any payment or distribution is made by any Guarantor (a “Funding Guarantor”) under its Note Guarantee, such Funding Guarantor will be entitled to a contribution from each other Guarantor (if any) in a pro rata amount based on the Adjusted Net Assets of each Guarantor (including the Funding Guarantor) for all payments, damages and expenses incurred by that Funding Guarantor in discharging the Company’s obligations with respect to the Notes or any other Guarantor’s obligations with respect to its Note Guarantee.
ARTICLE 11
MISCELLANEOUS
     Section 11.01 Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Supplemental Indenture by the TIA, the provision required by the TIA shall control. Each Guarantor in addition to performing its obligations under its Note Guarantee shall perform such other obligations as may be imposed upon it with respect to this Supplemental Indenture under the TIA.
     Section 11.02 Notices. Any notice or communication shall be in writing and delivered in person, by telecopier or overnight air courier guaranteeing next day delivery or mailed by first-class mail addressed as follows:
if to the Company or the Guarantors:
Mariner Energy, Inc.
One BriarLake Plaza, Suite 2000
2000 West Sam Houston Parkway South,
Houston, Texas 77042
Attention: General Counsel
if to the Trustee:
Wells Fargo Bank, N.A.
1445 Ross Avenue — 2nd Floor
Dallas, TX 75202-2812
Attention: Patrick Giordano
     The Company, the Guarantors or the Trustee by notice to the others may designate additional or different addresses for subsequent notices or communications.
     Any notice or communication mailed to a registered Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed. The Registrar shall provide the Company with address information with respect to the Holders as promptly as practicable following the Company’s request therefor. Any notice or communication shall also be mailed to any Person described in TIA § 3.13(c), to the extent required by the TIA.

     Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.
     Section 11.03 Communication by Holders with Other Holders. Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under the Notes or the Indenture with respect to the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).
     Section 11.04 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under the Indenture with respect to the Notes, the Company shall furnish to the Trustee:
     (a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in the Indenture relating to the proposed action have been complied with; and
     (b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.
     In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion as to such matters in one or several documents.
     Any certificate or opinion of an Officer of the Company or any Guarantor may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, and may state that it is so based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer or Officers of the Company or such Guarantor stating that the information with respect to such factual matters known to the Company or such Guarantor, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.
     Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under the Indenture (including this Supplemental Indenture), they may, but need not, be consolidated and form one instrument.
     Section 11.05 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in the Indenture with respect to the Notes (except for the certificate specified in Section 4.15) shall include:
     (a) a statement that the individual making such certificate or opinion has read such covenant or condition;

     (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
     (c) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and
     (d) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.
     Section 11.06 When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.
     Section 11.07 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or a meeting of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.
     Section 11.08 Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.
     Section 11.09 Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     Section 11.10 No Recourse Against Others. No director, manager, officer, employee, incorporator, member, partner, stockholder or other owner of Capital Stock of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
     Section 11.11 Successors. All agreements of the Company in this Supplemental Indenture and the Notes shall bind its successor. All agreements of the Trustee in this Supplemental Indenture shall bind its successor.
     Section 11.12 Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. One signed copy is sufficient to prove this Supplemental Indenture.

     Section 11.13 Severability. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 11.14 No Adverse Interpretation of Other Agreements. The Indenture (including this Supplemental Indenture) may not be used to interpret any other indenture, loan or debt agreement of the Company or any Subsidiary or any other Person. Any such indenture, loan or debt agreement may not be used to interpret the Indenture (including this Supplemental Indenture) or the Note Guarantees.
     Section 11.15 Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
     Section 11.16 Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act, Wells Fargo Bank, N.A., like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each Person or legal entity that establishes a relationship or opens an account. The parties to this Supplemental Indenture agree that they will provide Wells Fargo Bank, N.A. with such information as it may request in order for Wells Fargo Bank, N.A. to satisfy the requirements of the USA Patriot Act.
     Section 11.17 Scope of Supplemental Indenture. The changes, modifications and supplements to the Base Indenture affected by this Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, and shall be deemed expressly included in the Indenture solely for the benefit of, the Notes which may be issued from time to time, and shall not apply to any other Securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements.
     Section 11.18 Ratification and Incorporation of Base Indenture. As supplemented hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument. This Supplemental Indenture shall form and constitutes an integral part of the Indenture for all purposes, and every Holder of Notes shall be bound hereby.
     Section 11.19 No Security Interest Created. Nothing in this Supplemental Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.
     Section 11.20 Covenants Not Applicable. In accordance with Section 2.1(17), Section 2.1(22), Section 9.1(5) and Section 9.1(7) of the Base Indenture, (i) except as, and to the extent, described herein, the covenants and agreements on the part of the Company in Article III, Article IV, Article V, Article VI, Article VIII, Article IX, Article X and Article XI of the Base Indenture are hereby eliminated from the Base Indenture in respect of, and shall not apply to, and shall be deemed covenants included in the Indenture solely for the benefit of a different series of Securities than, the Notes; and (ii) no Default or Event of Default with respect to the Notes shall arise, or be deemed to exist as the result of any failure on the part of the Company duly to observe or perform any of such covenants or agreements.

     IN WITNESS WHEREOF, the undersigned have caused this Supplemental Indenture to be duly executed as of the day and year first before written.

MARINER ENERGY, INC.

By:	/s/ Scott D. Josey Name: Scott D. Josey
Title: Chairman of the Board, Chief Executive
Officer and President

By:	/s/ John H. Karnes Name: John H. Karnes
Title: Senior Vice President, Chief Financial
Officer and Treasurer

MARINER LP LLC

By: Mariner Energy, Inc., its sole member

By:	/s/ John H. Karnes Name: John H. Karnes
Title: Senior Vice President, Chief Financial
Officer and Treasurer

MARINER ENERGY RESOURCES, INC.

By:	/s/ John H. Karnes Name: John H. Karnes
Title: Senior Vice President, Chief Financial
Officer and Treasurer

MC BELTWAY 8 LLC

By: Mariner Energy, Inc., as its Manager

By:	/s/ John H. Karnes Name: John H. Karnes
Title: Senior Vice President, Chief Financial
Officer and Treasurer

MARINER GULF OF MEXICO LLC

By: Mariner Energy, Inc., its sole member

By:	/s/ John H. Karnes Name: John H. Karnes
Title: Senior Vice President, Chief Financial
Officer and Treasurer

     IN WITNESS WHEREOF, the undersigned, being duly authorized, has executed this Supplemental Indenture as of the date first above written.

WELLS FARGO BANK, N.A., as Trustee

By:	/s/ Patrick Giordano Name: Patrick Giordano
Title: Vice President

EXHIBIT A — FORM OF NOTE
[FORM OF FACE OF NOTE]
[INSERT ONLY IF GLOBAL NOTE—UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.]
MARINER ENERGY, INC.

No. [___]	Principal Amount $[ ]
CUSIP NO. [ or ]
ISIN OR COMMON CODE NO. [ ]
     MARINER ENERGY, INC., a Delaware corporation (herein called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to [     ], or registered assigns, the principal sum of [     ] Dollars $[     ] [Insert only if Global Note—or such greater or lesser amount as shall be reflected on the books and records of the custodian with respect to the Global Note (as appointed by DTC) (the “Notes Custodian”)] on June 30, 2016.
     Interest Payment Dates: June 30 and December 30
     Record Dates: June 15 and December 15
     Additional provisions of this Note are set forth on the other side of this Note.
[Remainder of Page Left Intentionally Blank]

     IN WITNESS WHEREOF, Mariner Energy, Inc. has caused this instrument to be duly executed.

MARINER ENERGY, INC.

By:
Name:
Title:

By:
Name:
Title:
Dated:
TRUSTEE’S CERTIFICATE OF AUTHENTICATION
     Wells Fargo Bank, N.A., as Trustee, certifies that this is one of the Notes of the series designated therein referred to in the within-mentioned Indenture

WELLS FARGO BANK, N.A.

By:
Name:
Title:

[FORM OF REVERSE SIDE OF NOTE]
Additional Terms of the Notes
11 3/4% Senior Note due 2016
1. Interest
     Mariner Energy, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.
     The Company will pay interest semiannually in arrears on June 30 and December 30 of each year commencing [[                    ], [     ]]1. Interest on the Notes will accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from and including [[                    ], [     ]]2. The Company shall pay interest on overdue principal or premium, if any and on overdue installments of interest (“Defaulted Interest”), at the rate that is 1.0% higher than the then applicable interest rate on the Notes to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
2. Method of Payment
     By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on, any Note is due and payable, the Company shall deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and interest. The Company will pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the June 15 or December 15 next preceding the interest payment date even if Notes are cancelled, repurchased or redeemed after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. If a Holder has given wire transfer instructions to the Company, the Company will, or if the Company is not then the Paying Agent, the Company will cause the Paying Agent to, pay all principal, interest, and premium, if any, on that Holder’s Notes in accordance with the instructions; all other payments of the principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Company maintained for such purpose in The City of New York, or at such other office or agency of the Company as may be maintained for such purpose pursuant to Section 2.5 of the Base Indenture; provided, however, that, at the option of the Company, each installment of interest may be paid by check mailed to addresses of

[1]	Insert (i) in the case of the Initial Notes, December 30, 2009 or, in the case of any Additional Notes, the first interest payment date for such Additional Notes as shall be established in the Board of Director’s resolutions specified in Section 1.03(a)(2) of the Supplemental Indenture.

[2]	Insert (i) in the case of the Initial Notes, the Issue Date or, in the case of any Additional Notes, the issue date for such Additional Notes as shall be established in the Board of Director’s resolutions specified in Section 1.03(a)(2) of the Supplemental Indenture.

the Persons entitled thereto as such addresses shall appear on the Note Register. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by the transfer of immediately available funds to the accounts specified by The Depository Trust Company.
3. Paying Agent and Registrar
     Initially, Wells Fargo Bank, N.A. (the “Trustee”), will act as Trustee, Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Holder of the Notes. The Company or any of the Restricted Subsidiaries may act as Paying Agent, Registrar or co-registrar.
4. Indenture
     The Company issued the Notes under an Indenture, dated as of June 10, 2009 (as it may be amended or supplemented from time to time (including by the Supplemental Indenture referred to below) in accordance with the terms thereof, the “Indenture”), among the Company, the Guarantors party thereto and the Trustee, as supplemented by the First Supplemental Indenture thereto dated as of June 10, 2009 (the “Supplemental Indenture”). The terms of the Notes include those stated in the Indenture (including the Supplemental Indenture) with respect to the Notes and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date (the “Act”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms in the Indenture, and Holders are referred to the Indenture and the Act for a statement of those terms.
     The Notes are general unsecured senior obligations of the Company. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited. The Indenture (including the Supplemental Indenture) with respect to the Notes imposes certain limitations, among other things, on the ability of the Company and the Restricted Subsidiaries to make Investments; incur additional Indebtedness or issue Preferred Stock, create certain Liens; sell assets; enter into agreements that restrict dividends or other payments from the Restricted Subsidiaries; consolidate, merge or transfer all or substantially all of the assets of the Company and its Restricted Subsidiaries; engage in transactions with Affiliates; pay dividends or make other distributions on Capital Stock or subordinated Indebtedness; and create Unrestricted Subsidiaries.
     To guarantee the due and punctual payment of the principal of, premium, if any, on, and interest on, the Notes and all other amounts payable by the Company under the Notes and the Indenture (including the Supplemental Indenture) with respect to the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have unconditionally guaranteed (and future Guarantors, together with the Guarantors, will unconditionally guarantee), jointly and severally, such obligations on a senior basis pursuant to the terms of the Indenture.
5. Redemption
     Except as forth below, the Notes will not be redeemable at the option of the Company prior to June 30, 2013. On and after such date, the Notes will be redeemable, at the Company’s option, in whole or in part, at any time upon not less than 30 days’ nor more than 60 days’ prior notice, except that a redemption notice may be made more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture (including the Supplemental Indenture) with respect to the Notes, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest thereon, if any, to, but not including, the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Redemption Date) if redeemed during the twelve-month period commencing on June 30 of the years indicated below:

Redemption
Period	Price
2013	105.875%

2014	102.938%

2015 and thereafter	100.000%
     Notes will also be redeemable, in whole or in part, at the option of the Company at any time or from time to time, prior to June 30, 2013 at a price equal to 100% of the principal amount of Notes to be redeemed, plus the Applicable Premium and accrued and unpaid interest to, but not including, the Redemption Date, subject to the rights of the Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.
     The notice of redemption with respect to the foregoing redemption need not set forth the Applicable Premium but only the manner of calculation thereof. The Company will notify the Trustee of the Applicable Premium with respect to any redemption promptly after the calculation, and the Trustee shall not be responsible for such calculation.
     In addition, at any time and from time to time prior to June 30, 2012, the Company may redeem in the aggregate up to 35% of the aggregate principal amount of the Notes (which includes Additional Notes) with the net cash proceeds of one or more Equity Offerings received by the Company at a redemption price (expressed as a percentage of principal amount) of 111.750% of the principal amount plus accrued and unpaid interest to but not including, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Redemption Date); provided, however, that (1) at least 65% of the aggregate principal amount of the Notes, including any Additional Notes, remains outstanding after each such redemption and (2) each such redemption occurs within 180 days of the date of closing of such Equity Offering.
     Notice of any redemption upon an Equity Offering may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of the related Equity Offering.
     If the optional Redemption Date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.
     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any,

on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis. No Notes of $2,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the Redemption Date. On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption unless the Company defaults in making the payments of funds for such redemption.
6. Repurchase Provisions
     (a) Upon a Change of Control Triggering Event any Holder of Notes will have the right to cause the Company to repurchase all or any part of the Notes of such Holder at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of repurchase) as provided in, and subject to the terms of, the Indenture. In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Company purchases all of the Notes held by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a purchase price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes that remain outstanding, to the date of redemption (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).
     (b) In the event of an Asset Sale that requires the purchase of Notes pursuant to Section 4.07(d) of the Supplemental Indenture, the Company will be required to apply such Excess Proceeds to the repayment of the Notes and any pari passu Indebtedness in accordance with the procedures set forth in Section 4.07 of the Supplemental Indenture.
7. Denominations; Transfer; Exchange
     The Notes are in registered form without coupons in minimum denominations of principal amount of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer or exchange of (i) any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or (ii) any Notes for a period of 15 days before a selection of Notes to be redeemed.
8. Persons Deemed Owners
     The registered Holder of this Note may be treated as the owner of it for all purposes
9. Unclaimed Money

     If money for the payment of principal or interest remains unclaimed for one year, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.
10. Defeasance
     Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or non-callable Government Securities for the payment of principal, premium, interest on the Notes to redemption or maturity, as the case may be.
11. Amendment, Waiver
     Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended with the written consent (including any deemed written consent delivered by electronic means pursuant to the second paragraph of Section 9.04 of the Supplemental Indenture) of the Holders of at least a majority in principal amount of the then outstanding Notes and (ii) any default (other than with respect to nonpayment or in respect of a provision that cannot be amended without the written consent of each Holder affected) or noncompliance with any provision may be waived with the written consent (including any deemed written consent delivered by electronic means pursuant to the second paragraph of Section 9.04 of the Supplemental Indenture) of the Holders of a majority in principal amount of the then outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend the Indenture or the Notes to cure any ambiguity, defect or inconsistency, or to comply with Article 5 of the Supplemental Indenture, or to provide for uncertificated Notes in addition to or in place of certificated Notes, or to add guarantees with respect to the Notes, to release a Guarantor in accordance with the Indenture or to secure the Notes, or to provide additional rights or benefits to the Holders of the Notes, or to comply with any requirement of the SEC in connection with maintaining the qualification of the Indenture under the Trust Indenture Act, or to make any change that does not adversely affect the rights of any Holder, or to provide for the issuance of Additional Notes or to evidence or provide for a successor trustee.
12. Defaults and Remedies
     Under the Indenture, with respect to the Notes, Events of Default include in summary form: (i) default for 30 days in payment of interest when due on the Notes; (ii) default in payment of principal or premium, if any, on the Notes at Stated Maturity, upon required repurchase, upon optional redemption pursuant to paragraphs 5 and 6 of the Notes, upon declaration or otherwise; (iii)  failure to comply with the provisions of Section 4.07, Section 4.09 or Section 5.01 of the Supplemental Indenture; (iv) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture or under the Notes (other than those referred to in (i), (ii) or (iii) above); (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; (vi) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; (vii) failure by the Company or any of its Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $20.0 million, which judgments are not paid, discharged, stayed or fully bonded for a period of 60 days or (viii) any Note Guarantee shall be held in a judicial proceeding to be not enforceable or valid or shall cease to be in full force and effect or any Guarantor or other Person acting on its behalf shall deny or disaffirm its obligations under its Note Guarantee (except pursuant to the release or termination of any such Note Guarantee in accordance with the Indenture).
     If an Event of Default occurs and is continuing (other than an Event of Default described in clause (vi) above), the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes may declare all the Notes to be due and payable. Certain events of bankruptcy or insolvency are Events of Default which will result in the Notes being due and payable immediately upon the occurrence of such Events of Default.
     Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.
13. Trustee Dealings with the Company
     Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.
14. No Recourse Against Others
     No director, manager, officer, employee, incorporator, member, partner, stockholder or other owner of Capital Stock of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations of their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
15. Authentication
     This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

16. Abbreviations
     Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).
17. CUSIP Numbers
     Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
18. Governing Law
     This Note shall be governed by, and construed in accordance with, the laws of the State of New York.
     The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:
Mariner Energy, Inc
One BriarLake Plaza, Suite 2000
2000 West Sam Houston Parkway South,
Houston, Texas 77042
Attention: General Counsel

FORM OF OPTION OF HOLDER TO ELECT PURCHASE
          If you want to elect to have this Note purchased by the Company pursuant to Section 4.07 or Section 4.09 of the Supplemental Indenture, check either box:

☐ Section 4.07	☐ Section 4.09
     If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.07 or Section 4.09 of the Supplemental Indenture, state the amount in principal amount (must be integral multiple of $2,000): $

Date:	Your Signature
(Sign exactly as your name appears on the other side of the Note)
     Signature Guarantee:
(Signature must be guaranteed)
     The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

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[INSERT ONLY ON GLOBAL NOTE— FORM OF SCHEDULE OF INCREASES OR
DECREASES IN GLOBAL NOTE
          The following increases or decreases in this Global Note have been made:

	Amount of	Amount of
	decrease in	increase in	Principal Amount of this	Signature of
	Principal	Principal	Global Note following	authorized signatory
Date of	Amount of this	Amount of this	such decrease or	of Trustee or Notes
Exchange	Global Note	Global Note	increase	Custodian]

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FORM OF ASSIGNMENT AND TRANSFER
     For value received                      hereby sell(s), assign(s) and transfer(s) unto                      (Please insert social security or other Taxpayer Identification Number of assignee) the within Notes, and hereby irrevocably constitutes and appoints                      attorney to transfer said Notes on the books of the Company, with full power of substitution in the premises.
Dated:

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Note Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

NOTICE: The signature on this Assignment must correspond with the name as written upon the face of the Notes in every particular without alteration or enlargement or any change whatever.

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